Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), made this 25th day of October, 2021 (the “Effective Date”), by and between POLARITYTE, INC., a Delaware corporation (“Seller”), and BCG ACQUISITIONS LLC, a Utah limited liability company and/or assigns (“Buyer”).

RECITALS:

WHEREAS, Seller is the tenant under a lease and has a binding legal option to purchase the Property, as hereinafter defined, having an address of 1960 South 4250 West, Salt Lake City, State of Utah, and has agreed to sell the Property to Buyer, and Buyer has agreed to purchase the Property from Seller, upon and subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual agreements herein contained and other good and valuable consideration to each of the parties hereto paid by the other, the receipt and sufficiency whereof are hereby acknowledged, it is hereby mutually covenanted and agreed by Seller and Buyer as follows:

1. AGREEMENT TO SELL AND PURCHASE.

Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions hereafter set forth, that certain parcel of approximately 8.37 acres located in Salt Lake County, Utah, including the following (collectively the “Property”):

(a) The real property described on Exhibit “A” attached hereto and all improvements thereon (Tax Parcel 15-18-401-005) together with all roadways, alleys, rights-of-ways, easements, servitudes and privileges and appurtenances of Seller pertaining thereto, including any right, title and interest of Seller in and to any streets, roads and alleys adjoining said real property (the “Real Property”);

(b) All equipment, fixtures, and all other tangible and intangible personal property, if any, owned by Seller and situated on and used in connection with the operation of the Real Property (the “Personal Property”), excluding Seller’s personal property and trade fixtures used in connection with the operation by Seller of its operating business upon the Property;

(c) All of Seller’s right, title and interest in and to all assignable governmental permits, licenses, certificates and approvals that are unique to the ownership and operation of the Real Property; and

(d) All of Seller’s right, title and interest in and to all assignable warranties of contractors, manufacturers and suppliers affecting the Real Property or Personal Property, if any, together with any service contracts which Buyer desires to assume at Closing, as and to the extent identified by Buyer to Seller prior to expiration of the Due Diligence Period.

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Seller is the tenant under that certain Commercial Lease Agreement dated December 12, 2017 (the “Lease”), with Adcomp LLC as landlord (“Adcomp”). Seller’s obligation to sell the Property to Buyer and Buyer’s obligation to purchase the Property form Seller are subject to Seller’s prior purchase of the Property under the Seller’s purchase option set forth in the Lease, which provides, among other things, that (a) Seller give Adcomp written notice of its election to purchase the Property not less than nine (9) months prior to the December 12, 2022 (the “Purchase Notice”), (b) Seller and Adcomp negotiate and enter into a purchase and sale agreement for the Property that provides for Seller’s purchase of the Property prior to the expiration date of the Lease (the “Adcomp Purchase Agreement”), (c) Seller’s earnest money deposit, and (d) other matters pertaining to title and completion of the sale of the Property by Adcomp to Seller.

2. PURCHASE PRICE.

Subject to the terms and conditions contained in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property for an amount equal to Seventeen Million Five Hundred Thousand and No/100 Dollars ($17,500,000.00) (the “Purchase Price”). The Purchase Price shall be payable according to the following schedule:

(a) One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) (the “Initial Deposit”) shall be deposited by Buyer with Cottonwood Title Insurance Agency, Inc., 1996 East 6400 South, Suite 120, Salt Lake City, UT 84121 (Attn: Cort Ashton) (“Escrow Holder”) within five (5) Business Days after the full execution of this Agreement. Buyer may terminate this Agreement for any reason prior to the expiration of the Due Diligence Period (as defined below), in which event Buyer shall receive a refund of the Initial Deposit. If Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, then this Agreement shall continue and the Initial Deposit shall be nonrefundable to Buyer except as set forth herein. Provided this Agreement remains in effect following the expiration of the Due Diligence Period, Buyer shall, within three (3) business days after the expiration of the Due Diligence Period, deposit an additional Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Additional Deposit”). If Buyer defaults on its obligation to deposit such Additional Deposit, Seller may terminate this Agreement and pursue its remedies under Section 13(b) below. The Initial Deposit and the Additional Deposit, if any (collectively the “Deposit”), at Buyer’s election, may be placed in an interest bearing account, and shall be maintained at a federally insured bank by Escrow Holder, and the term Deposit shall include all interest earned thereon, if any. It is understood and agreed that, except as expressly provided herein, the Deposit shall be deemed earned by Seller and non-refundable to Buyer in all events.

(b) The Deposit shall be applicable to the Purchase Price at Closing. The Purchase Price, less the Deposit, together with any and all other amounts due and payable by Buyer on the Closing Date as set forth herein, shall be due and payable to Seller in full on or before the Closing Date.

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3. DELIVERY OF PROPERTY DOCUMENTS

Within five (5) Business Days after the Effective Date of this Agreement, Seller shall deliver, or make available for inspection, all documents pertaining to the development, ownership, or operation of the Property, to the extent such items presently exist and are in Seller’s possession or control, including but not limited to, any leases, licenses or other agreements permitting any party to possess, occupy or enter into all or any portion of the Property; any existing survey of the Property; existing title commitments and/or policies; soils reports; feasibility studies; building plans and specifications and any remeasurement documentation; operating statements for the Property for the past two fiscal years; any lease documents that will survive Closing; environmental reports, studies, assessments, and notices; any service, vendor, or other similar third party contracts; any documentation regarding water, sanitary sewer, gas and other utilities serving the Property; property tax notices; evidence of insurance and any claims within the past two (2) fiscal years; copies of the most recent monthly operating statements of the Property, engineering studies; licenses, permits, and final certificates of occupancy relating to any buildings located on the Land; and property tax notices for the last 3 years, together with the tax bill for the current year (collectively the “Documents”). Seller agrees to promptly supplement the Documents to the extent additional Documents become available and to notify Buyer of the same. Except as may be expressly provided for herein, Seller does not warrant the accuracy of any of the documents or information provided under this Section 3 and Buyer shall have no right to rely on any Documents without the written consent of the party preparing same. In the event this Agreement is terminated prior to the Closing, Buyer shall return all copies of the Documents to Seller, and Buyer shall be obligated to keep the contents of the Documents confidential, as further described in Section 30. This Section 3 shall survive the termination of this Agreement.

4. DUE DILIGENCE.

(a) Condition of Property. Throughout the term of this Agreement and subject to Seller’s rights under the Lease, Buyer shall be permitted to (i) conduct any examinations, inspections, reviews, studies or tests of the Property as well as the books, records, documents and other items with respect to the operation of the Property, at Buyer’s expense, which Buyer deems necessary in its sole and absolute discretion; (ii) contact and/or communicate with any of the tenants or employees at the Property subject to this Section 4(a); and (iii) contact and/or communicate with any governmental authority having jurisdiction over the Property upon prior notice to Seller (singularly and collectively, the “Inspections”). In connection with the Inspections and subject to Seller’s rights under the Lease, Seller shall permit Buyer and its designated representatives, accountants, agents, attorneys, employees, lenders, contractors, appraisers, architects and engineers (collectively, “Permittees”), upon at least twenty-four (24) hours’ notice and between the hours of 8:00 a.m. to 6:00 p.m., access to and entry upon the Property to conduct the Inspections. A representative of the Seller may accompany any or all of the Permittees, provided that such right shall not cause undue delay in Buyer’s Inspections and shall not be a condition precedent to Buyer performing the Inspections and Seller agrees to make such representative available. Buyer will not, and will cause the Permittees to not, unreasonably interfere with, or permit unreasonable interference with, the quiet enjoyment of the Property. Buyer shall not cause or permit any damage or injury to be done to the Property and shall be fully responsible for the cost of any damage which may occur in connection with the activities of Buyer or its Permittees. Prior to entry on the Property, Buyer and Buyer’s Permittees shall provide certificates of insurance naming Seller and Adcomp on commercial general liability insurance policies covering the activities on the Property in commercially reasonable amounts.

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Buyer’s obligation to purchase the Property pursuant to this Agreement is contingent upon Buyer being satisfied, in Buyer’s sole and absolute discretion, with the results of the Inspections on or before the expiration of the Due Diligence Period (as defined in Section 4(d) below). This Agreement, and all of Buyer’s obligations hereunder, shall terminate, and Buyer shall receive immediate return of its Deposit, if Buyer delivers written notice to Seller at any time prior to expiration of the Due Diligence Period electing to not proceed under this Agreement. Accordingly, for any or no reason, prior to expiration of the Due Diligence Period, Buyer shall have the right, by providing notice to Seller, to terminate this Agreement, whereupon Buyer shall receive immediate return of its Deposit and neither Buyer nor Seller shall have any further rights or obligations hereunder except as may be otherwise expressly set forth herein. Notwithstanding Buyer’s rights to conduct Inspection throughout the term of this Agreement, Buyer shall not have a right to terminate this Agreement pursuant to this Section 4(a) following expiration the Due Diligence Period.

Buyer agrees to indemnify and hold Seller and its partners, employees, agents, successors and assigns harmless from and against all losses, claims, damages, judgments, costs and expenses (including reasonable attorneys’ fees) which any of them may incur as a result of the inspections, investigations and tests performed by Buyer or any violation of this Section 4(a) whether the same occurred before or after execution of this Agreement. Buyer shall not allow any mechanic’s, laborer’s, materialmen’s or any other type of lien of any type or nature whatsoever, to be placed against the Property or any part thereof as a result of Buyer’s acts prior to Closing. If any liens are placed against the Property as a result of Buyer’s acts prior to Closing, Buyer shall cause the same to be released and discharged of record within ten (10) days of the filing thereof, either by payment, deposit or bond. If Buyer fails to remove the lien within such ten (10) days, Seller shall have the right, but no obligation, to pay the amount due on the lien and collect from Buyer all cost incurred in removal of the lien, including attorneys’ fees. The provisions of this Section shall survive the Closing and the delivery of the Deed or any expiration or termination of this Agreement. Notwithstanding the forgoing, Buyer’s obligations under this Section 4(a) shall not apply to the mere discovery of a pre-existing condition at the Property so long as Buyer’s actions do not aggravate such pre-existing liability.

(b) Title. Within five (5) Business Days after the execution of this Agreement, Seller shall cause Escrow Agent to deliver to Buyer an ALTA commitment for title insurance (the “Commitment”) for the Property, along with copies of all items identified as exceptions in the Commitment, agreeing to issue to Buyer, at the Closing, a standard owner’s policy of title insurance on ALTA Form B-2006 for the Property in the amount of the Purchase Price, insuring the good and clear fee title, both of record and in fact, of Buyer to the Real Property, subject only to the Permitted Exceptions (singly and collectively, the “Title Policy”). Buyer shall pay the additional cost of the premiums for any additional or different title insurance coverage requested by Buyer, including extended coverage and any requested title endorsements that are not the responsibility of Seller pursuant to this Agreement. The cost of any title insurance for the Lender shall be borne by Buyer.

(c) Survey. Buyer at its sole cost, shall have the right to obtain a new or updated ALTA “as built” survey of the Real Property (the “Survey”).

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(d) Due Diligence; Title Review. The “Due Diligence Period” means the period commencing on the Effective Date and ending at 5:00 p.m. Mountain time on the date that is thirty (30) days following the Effective Date (provided that if such date is not a Business Day, then by 5:00 p.m. Mountain time on the immediately following Business Day). Buyer shall, on or before the end of the Due Diligence Period (as may have been extended pursuant to the prior sentence), notify Seller in writing specifying Buyer’s title and survey objections (the “Title Objections”), if any, to the state of title as reflected in the Commitment and the Survey (“Buyer’s Title Notice”). All matters contained in the Commitment and the Survey, which are not listed as Title Objections in Buyer’s Title Notice, shall be deemed to be accepted by Buyer and considered to be Permitted Exceptions with respect to the Real Property. With respect to all Title Objections, Seller agrees, at or prior to Closing, to remove all Mandatory Cure Items (whether or not Buyer objects in Buyer’s Title Notice); it being acknowledged that none of the Mandatory Cure Items shall be deemed Permitted Exceptions. Seller shall notify Buyer in writing within five (5) days after it receives Buyer’s Title Notice, except with respect to the Mandatory Cure Items, either that (i) Seller shall remove any Title Objections prior to the Closing at no cost to Buyer (in which case Seller agrees to remove such Title Objections), and Seller shall promptly provide Buyer with evidence satisfactory to Buyer of Seller’s ability to so remove such Title Objections; or (ii) Seller elects not to cause such Title Objections to be removed. If Seller fails to respond to Buyer’s Title Notice within such five (5) day period, then Seller shall be deemed to have elected not to cause all of the Title Objections set forth in the Buyer’s Title Notice to be removed on or before the Closing Date. In the event Seller selects option (ii) or is deemed to have elected option (ii) (other than with respect to a Mandatory Cure Item), Buyer may, at its sole election: (A) terminate this Agreement at any time prior to expiration of the Due Diligence Period, or (B) subject to Section 4(e) hereof, elect to proceed with the Closing subject to all such Title Objections. As used in this Agreement, “Permitted Exceptions” means all title and survey matters approved or deemed approved by Buyer in accordance with this Section 4 and all easements, restrictions, rights-of-way and other matters of record or that would be disclosed by a survey or physical inspection of the property, zoning and other governmental regulations, and taxes and assessments for the year 2021 and thereafter; and “Mandatory Cure Items” means (i) mortgages, mechanics’, or any other monetary liens or encumbrance arising during the period of Seller’s ownership of the Property by or through Seller that can be satisfied and discharged with the payment of money and are not caused by Buyer, (ii) any item Seller expressly agrees to cause the title company to omit from, or insure over in, the Title Policy, and (iii) any items filed by Seller or caused by Seller after the effective date of the Commitment, except to the extent approved by Buyer in writing or caused by Buyer.

(e) Final Title Review. If any title or survey matter arises between the date of the Commitment and the Closing Date that was not contained in the Commitment and was caused by Seller, then Buyer shall have three (3) days to notify Seller in writing if Buyer objects to such new matters (“Supplemental Title Objections”). With respect to all Supplemental Title Objections, Seller agrees, at or prior to Closing, to remove any Mandatory Cure Items and acknowledges the same will not be Permitted Exceptions. If Seller will be unable or fails (except with respect to Mandatory Cure Items), as applicable, to remove such Supplemental Title Objections by the Closing Date, it shall immediately notify Buyer in writing of such fact, but not later than five (5) Business Days prior to the Closing Date. In such event, Buyer may, at its sole election: (A) terminate this Agreement, or (B) elect to proceed with the Closing subject to such Supplemental Title Objections.

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(f) Termination. If Buyer timely elects to terminate this Agreement under any of the foregoing provisions of this Section 4, then the Deposit and all interest earned on the Deposit shall be promptly returned to Buyer, and this Agreement shall be null and void in all respects, and thereafter neither party shall have any further rights, liabilities or obligations hereunder, except as to those provisions herein that expressly survive termination. If Buyer fails to deliver the written notice of termination prior to expiration of the Due Diligence Period, then except for a Seller default hereunder (or in an event described in Sections 16 and 17 below), the Deposit shall be fully earned by Seller and nonrefundable to Buyer.

5. BUYER’S CONDITIONS.

Notwithstanding anything to the contrary contained in this Agreement, Buyer’s obligation to purchase the Property is subject to Buyer’s written approval, or Buyer’s waiver in writing, of the following matters:

(a) Representations and Warranties. Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date.

(b) No Change in Condition of Property. There shall be no material change in the condition of the Property that would have a material impact on the value of the Property, between the Effective Date and the Closing Date.

(c) Lease Agreement. Commencing on the Effective Date the parties will negotiate in good faith in an effort to come to an agreement within forty-five (45) days following the Effective Date (the “Lease Completion Period”) on the terms of a lease of a portion of the building located on the Real Property from Buyer (or its assigns) to Seller or its affiliates with terms consistent with those set forth in the Letter of Intent between the parties dated August 20, 2021 (the “Lease Agreement”). As and when the parties agree upon the Lease Agreement, it will be affixed hereto under Exhibit “E” by written consent of the parties and, at that time, incorporated herein.

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(d) Acquisition Condition. Seller shall have acquired fee simple title to the Property (the “Acquisition Condition”) pursuant to the terms of the Adcomp Purchase Agreement. If Buyer has not terminated this Agreement during the Due Diligence Period pursuant to Section 2(a), above, then within five (5) Business Days after the last to occur of expiration of the Due Diligence Period and the Lease Completion Period Seller shall give the Purchase Notice to Adcomp under the Lease and use commercially reasonable efforts to negotiate and execute the Adcomp Purchase Agreement and acquire the Property under the terms of the Adcomp Purchase Agreement. In connection therewith, Seller shall use commercially reasonable efforts to obtain rights from Adcomp to enable Buyer access to the Property to conduct inspections as contemplated in Section 4 hereof to the extent Seller does not possess such rights under its leasehold interest in the Property. Seller shall provide copies to Buyer of all notices, correspondence and other documents relating to the exercise of the purchase right under the Lease. If the Acquisition Condition is not satisfied by Seller on or before March 15, 2022 (the “Outside Closing Date”) despite Seller using commercially reasonable and diligent efforts to satisfy the Acquisition Condition, Buyer (at its option) may terminate this Agreement by giving a notice of termination to Seller after the Outside Closing Date and before the Acquisition Condition has been satisfied. In such case, (i) Buyer will have no further obligation to purchase the Property from Seller, (ii) Seller will have no further obligation to sell the Property to Buyer, and (iii) the parties will have no further obligation to one another, except as otherwise expressly provided in this Agreement with respect to obligations that survive the termination of this Agreement. In such event, the Deposit shall be released to the Buyer. For the sake of clarity, termination of this Agreement because the Acquisition Condition is not satisfied shall not be deemed a default by Buyer.

(e) Failure of Contingency. If any contingency under this Section 5 has not been satisfied within the time periods set forth above, then this Agreement may be terminated by written notice from Buyer to Seller, which notice shall be given not later than five (5) days following the expiration of the time period given for the applicable contingency, except for the notice under Section 5(d), which may be given after the Outside Closing Date. Upon any termination under this Section 5, the Deposit, and any interest earned thereon, shall be released to Buyer and neither party will have any further rights or obligations regarding this Agreement or the Property, except as expressly provided in those Sections hereof which expressly survive termination of this Agreement. In the event Buyer does not timely terminate this Agreement, the termination rights under this Section 5 shall be deemed waived and the parties shall proceed to Closing. Buyer may terminate this Agreement for any reason or no reason prior to the expiration of the last to occur of expiration of the Due Diligence Period and the Lease Completion Period.

6. SELLER’S CONDITIONS

Notwithstanding anything to the contrary contained in this Agreement, Seller’s obligation to sell the Property is subject to Seller’s written approval, or Seller’s waiver in writing, of the following matters:

(a) Purchase Option. Seller’s obligations under this Agreement are conditioned upon Seller acquiring the Property from Adcomp.

(b) Representations and Warranties. Buyer’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except for representations and warranties made as of, or limited by, a specific date, which will be true and correct in all material respects only as of the specified date or as limited by the specified date.

(c) Deliveries. As of the Closing Date, Buyer shall have tendered all deliveries to be made at Closing.

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(d) Actions, Suits, etc. Buyer shall not be a party to or the subject of any pending or threatened actions, suits, arbitrations, claims, attachments, proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings, that would materially and adversely affect Buyer’s ability to perform its obligations under this Agreement.

(e) Lease Agreement. The Lease Agreement shall be agreed to by the parties and affixed hereto under Exhibit “E” within the Lease Completion Period.

(f) Failure of Contingency. If any contingency under this Section 6 has not been satisfied within the time periods set forth above, then this Agreement may be terminated by written notice from Seller to Buyer, which notice shall be given not later than five (5) days following the expiration of the time period given for the applicable contingency. Upon any termination under this Section 6, the Deposit, and any interest earned thereon, shall be released to Buyer and neither party will have any further rights or obligations regarding this Agreement or the Property, except as expressly provided in those Sections hereof which expressly survive termination of this Agreement. In the event Seller does not timely terminate this Agreement, the termination rights under this Section 6 shall be deemed waived and the parties shall proceed to Closing. Seller may terminate this Agreement for any reason or no reason prior to the last to occur of expiration of the Due Diligence Period and the Lease Completion Period.

7. CLOSING, DELIVERY OF DOCUMENTS

(a) Closing. The consummation of the transaction contemplated by this Agreement by delivery of documents and payments of money shall take place at a closing (the “Closing”) on or before the date which is the later of (i) thirty (30) days following the expiration of the Due Diligence Period, or (ii) ten (10) days following the date the Acquisition Condition is satisfied (the “Closing Date”). Notwithstanding the foregoing, in the event that Seller has a right to extend its closing of the purchase of the Property from Adcomp under the Lease, then Buyer may elect, by delivering to Seller written notice not less than two (2) Business Days prior to the Closing Date, to extend the Closing Date by up to fifteen (15) calendar days, by depositing a non-refundable extension deposit equal to $50,000 (the “Extension Deposit”). The Extension Deposit shall be applicable to the Purchase Price paid by Buyer at Closing.

(b) Closing Costs. Seller shall pay the cost of the premium for a standard form of owner’s policy of title insurance. Seller shall pay the costs of recording the deed. Seller shall also be responsible for any prepayment penalties, defeasance costs, or other similar costs associated with the satisfaction and repayment of any existing mortgage loans relating to the Property. Buyer shall be responsible for all costs associated with any mortgagee title policy (if any) and any additional premiums for any title insurance above that of a standard owner’s title insurance policy and any title endorsements requested by Buyer. Buyer shall be responsible for all costs associated with the Survey. Buyer and Seller shall each pay one-half (1/2) of the escrow fees of Escrow Holder. Except as otherwise provided for herein, all other closing costs shall be borne by the respective parties in a manner customary for commercial real estate closings in Salt Lake County, Utah. Each party shall pay for its own attorneys’ fees in connection with Closing.

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(c) Prorations. Seller and Buyer agree to adjust the following as of 11:59 p.m. of the day immediately preceding the Closing Date (the “Adjustment Date”): (i) real estate taxes and installments of special assessments and assessments due and payable in the year of closing shall be prorated on a calendar year basis, and any assessments, water/sewer charges, utility charges, other operating expenses and personal property taxes payable by the owner of the Property (subject to Seller’s ongoing obligation under the Lease Agreement to be responsible for a pro rata share of such amounts); (ii) rents (subject to the terms of (d) below) and other income from the Property, and any other obligations, if any, assumed by Buyer shall be prorated as of the Adjustment Date on the basis of the time period for which such expenses are billed.

(d) Utilities. All utilities servicing the Property shall divided, managed, and prorated as provided for in the Lease Agreement.

(e) Reconciliation. Except as otherwise provided in the Lease Agreement, all items described in this Section 7 that are capable of being prorated as of the Closing Date shall be prorated as of the Closing Date. If any of the amounts to be prorated under this Section 7 cannot be calculated with complete precision at Closing because the amount or amounts of one or more items included in such calculation are not then known, then such calculation shall be made on the basis of the reasonable estimates of Seller and Buyer, subject to prompt adjustment (by additional payment or refund, as necessary) within sixty (60) days of the Closing Date. This provision shall survive Closing.

8. SELLER’S OBLIGATIONS AT CLOSING

Subject to the terms, conditions and provisions hereof, and contemporaneously with the performance by Buyer of its obligations set forth in Section 9 below, Seller shall do the following at Closing:

(a) Execute, acknowledge and deliver to Escrow Holder a Special Warranty Deed in form attached as Exhibit “B” hereto (the “Deed”). Such deed shall be duly executed and acknowledged by Seller and in a proper form for recording.

(b) Execute, acknowledge and deliver to Buyer a Bill of Sale, (the “Bill of Sale”), in the form attached hereto as Exhibit “C” hereto.

(c) Execute, acknowledge and deliver to Buyer an assignment of Seller’s interests in the property (the “General Assignment”), in form attached hereto as Exhibit “D” hereto.

(d) Execute, acknowledge and deliver to Buyer a non-foreign affidavit, properly executed, containing such information as is required by Internal Revenue Code Section 1445(b)(2) and its regulations.

(e) Execute, acknowledge and deliver to Buyer an owner’s title affidavit in form and substance acceptable to Seller, Buyer and the Escrow Holder to permit the deletion of the so-called “standard” exceptions from the Title Policy; provided, however, that Seller shall not be required to provide any indemnities in connection with such owner’s affidavit nor shall Seller be required to incur any cost or liability pursuant to such owner’s affidavit, nor for extended ALTA coverage or any endorsements requested by Buyer.

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(f) Deliver other documents as the Escrow Holder may reasonably require to consummate this transaction.

(g) Execute, acknowledge and deliver to Buyer an executed counterpart of the Lease Agreement.

9. BUYER’S OBLIGATIONS AT AND FOLLOWING CLOSING

Subject to the terms, conditions and provisions hereof, and contemporaneously with the performance by Seller of its obligations set forth in Section 8 hereof, Buyer shall do the following at Closing:

(a) Deliver to Seller the payment set forth in Section 2 hereof, as adjusted pursuant to Section 6 hereof.

(b) Execute, acknowledge and deliver to Seller the Bill of Sale.

(c) Execute, acknowledge and deliver to Seller the General Assignment.

(d) Execute, acknowledge and deliver to Seller an executed counterpart of the Lease Agreement.

(e) Deliver other documents as the Escrow Holder may reasonably require to consummate this transaction.

10. CONDITION OF PROPERTY

Buyer acknowledges and agrees that Buyer has (or by the Due Diligence Date will have had the opportunity to make) such independent factual, physical and legal examinations and inquiries as Buyer deems necessary with respect to the Property, and is relying solely upon Buyer’s own independent factual, physical and legal investigations, examinations and inquiries in determining that the Property is suitable and adequate in all respects for any and all activities which Buyer may elect to conduct thereon. Seller is making no representation, warranty or other agreement or promise with respect to the Property, except as set forth in Section 15 hereof and any documents delivered at Closing. Without limiting the generality of the foregoing sentence, Buyer acknowledges that, except as expressly set forth in the Agreement and any documents delivered at Closing, the Property is being sold “as is,” “where is” and “with all defects”.

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11. EXPENSES

Each party hereto will pay the expenses incurred by it under or in connection with this Agreement, including counsel fees and expenses of its representatives, whether or not the transaction contemplated by this Agreement is consummated, except as otherwise specifically provided for herein. In any action arising out of this Agreement by Buyer or Seller, the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees, costs, and expenses in prosecuting or defending such action.

12. BROKERAGE

Each party represents and warrants to the other party that no third party broker or finder has been engaged or consulted by such party or through such party’s actions is entitled to compensation as a consequence of this transaction except CBRE, Inc. representing Seller only. Buyer shall pay all commissions owed to such broker, which the parties acknowledge is equal to an amount of one percent (1%) of the Purchase Price. Each party shall indemnify, defend and hold the other party harmless against any and all claims of any other brokers, finders or the like, claiming any right to commission or compensation by or through acts of such party or such party’s partners, agents or affiliates in connection with this Agreement. These indemnity obligations include all damages, losses, costs, liabilities and expenses, including reasonable attorneys’ fees and litigation costs, which may be incurred by the party being indemnified. The provisions of this Section 12 will survive the expiration or earlier termination of this Agreement.

13. REMEDIES AND LIMITATIONS THEREON

(a) Anything to the contrary notwithstanding, if Seller defaults in its obligations under this Agreement, Buyer’s sole remedies shall be:

(i) to seek specific performance of Seller’s obligations under this Agreement; or

(ii) to waive any default and close in accordance with this Agreement; or

(iii) to terminate this Agreement by notice to Seller, and receive a return of the Deposit and reimbursement by Seller of Buyer’s actual out-of-pocket costs (in an amount not to exceed $5,000), and in such case neither party shall have any further rights or liabilities hereunder thereafter except those which expressly survive termination hereof. In the event of termination, and if requested by Seller, Buyer shall execute a cancellation agreement to evidence such termination.

(b) If Buyer shall default in its obligations hereunder, Seller, as its sole and exclusive remedy, shall be entitled to terminate this Agreement and recover from Buyer the sum of the Deposit as liquidated damages (the “Liquidated Damages”). Seller and Buyer agree that in the event of a default by Buyer, the actual measure of Seller’s damages will be difficult to calculate and the Liquidated Damages are an appropriate measure thereof and not overburdensome or a penalty. Nothing herein shall limit any damages owing to Seller under Buyer’s indemnification obligations set forth in Section 4(a).

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(c) In the event that either party hereto delivers written notice to the Escrow Holder that it disputes the right of the other party to receive the Deposit, the Escrow Holder may hold the Deposit or interplead the Deposit into a court of competent jurisdiction in District Court for Salt Lake County, Utah. All attorneys’ fees and costs and Escrow Holder’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Deposit or if the Deposit is distributed in part to both Seller and Buyer, then in the inverse proportion of such distribution.

14. BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as of the Effective Date, and as again as of the Closing Date, as follows:

(a) Buyer has been duly organized and is validly existing as a limited liability company in good standing and is qualified to do business in the State of Utah. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

(b) Buyer has the financial capacity to consummate this Agreement.

(c) There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(d) Buyer’s representations, covenants and agreements contained in this Section shall survive the closing and the delivery of the Deed or any expiration or termination of this Agreement.

15. WARRANTIES AND COVENANTS

(a) Warranties. Seller hereby represents and warrants to Buyer as of the Effective Date, and as again as of the Closing Date, as follows:

(i) Due Authority. This Agreement and all documents, certificates and instruments executed or to be executed by Seller in connection with the transfer of the Property to Buyer have been or shall be duly authorized, executed and delivered, and each constitutes or shall constitute a legal, valid and binding agreement enforceable against Seller in accordance with its terms.

(ii) Compliance with Laws. Seller has received no written notification from any governmental authority, nor does it have knowledge of, any material violations or alleged violations of (i) any applicable zoning, building, subdivision, health, safety, or any other law, ordinance, rule, order, regulation, or requirement with respect to the Property, or (ii) any covenant, condition, restriction, instrument or agreement affecting or relating to the Property.

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(iii) Outstanding Obligations. To Seller’s knowledge, there are no outstanding obligations binding on Seller, financial or otherwise, for the payment of leasing commissions, unsatisfied conditions to any certificates of occupancy or any building permits, tenant improvement work, development obligations, payment obligations owed by Seller to any third-party other than the Permitted Exceptions or which have been disclosed by Seller to Buyer in writing, or which will be paid or discharged by Seller prior to or on the Closing Date.

(iv) Actions Pending. Except as disclosed herein to Buyer, Seller has received no written notification of any proceedings (judicial or administrative), actions, or suits (including, without limitation, any condemnation, eminent domain, annexation, land use or similar proceedings) existing, pending, involving, or, to Seller’s knowledge, threatened against the Property or Seller specifically with respect to the Property.

(v) Seller’s Consents. Seller represents that the transaction contemplated hereby has received such approvals as may be necessary to authorize Seller to perform its obligations hereunder, and Seller represents that no further act, consent or approval by any other person is required of Seller to convey the Property to Buyer pursuant to this Agreement.

(vi) Environmental Laws. To Seller’s knowledge, except as may be disclosed in the Documents or Inspections, (i) the Real Property is not in material violation of any Environmental Law. To Seller’s knowledge, except as may be disclosed in the Documents or Inspections, (ii) there has been no discharge or release of Hazardous Substances from the Real Property by Seller in material violation of any Environmental Law, (iii) there are no Hazardous Substances or conditions in or on the Real Property that may support a claim or cause of action by or against Seller under any Environmental Law, and (iv) there are no above-ground or underground storage tanks on the Property. As used herein, “Hazardous Substances” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq. and Section 311 of the Clean Water Act and the regulations and publications issued under any such laws, and in any similar federal, state or local laws or in the regulations adopted and publications promulgated pursuant to any of the foregoing laws or which otherwise are regulated by any governmental authority, agency, department, commission, board or instrumentality of the United States of America, the State of Utah or any political subdivision thereof (each, an “Environmental Law”), and (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls.

(vii) Rights of Others to Purchase Property. Except as disclosed to Buyer, Seller has not entered into any other contracts for the sale of the Property which remain in place, nor, to Seller’s knowledge, are there any rights of first refusal or options to purchase the Property that might prevent the consummation of this Agreement.

13

(viii) No Third-Party Agreements. Except as otherwise disclosed in writing by Seller to Buyer, there are no other contracts or agreements affecting the Property to which Seller is a party or of which Seller has knowledge that are not terminable prior to Closing. Seller agrees to terminate any and all such contracts or agreements and shall be responsible for the payment of all costs or fees, if any, payable upon termination of such agreements. Without limiting the generality of the foregoing, to Seller’s knowledge, except as may be disclosed in the Commitment, any survey or inspection of the Property, there are no leases, occupancy agreements, licenses, or other similar rights of access or use to the Property that will exist with respect to the Property as of the Closing Date.

(ix) Condemnation. Seller has received no notices of any condemnation actions or potential takings that affect all or any portion of the Real Property.

(x) Bankruptcy. Seller is not the subject of any petition in bankruptcy or for reorganization or for an arrangement under any bankruptcy or insolvency law or for a custodian, receiver or trustee for any property owned by Seller.

(b) General Covenants. Seller hereby agrees as follows:

(i) Maintenance, Repair and Management. Seller will maintain, replace, repair, manage and operate the Property from and after the Effective Date and until Closing in the same manner as Seller has, in the ordinary course of business in the past, maintained, repaired, managed and operated the Property ordinary wear and tear and casualty and condemnation excepted.

(ii) New Service Contracts. Seller will not enter into any new service contract which does not terminate prior to Closing, unless Buyer consents thereto in writing, such approval not to be unreasonably withheld, conditioned or delayed. Buyer shall respond to Seller within three (3) business days of receipt of a request for approval from Seller.

(iii) Leases. Seller shall not enter into new leases or any other obligations or agreements affecting the Property that will survive Closing without the prior written consent of Buyer, which consent may be withheld in Buyer’s sole discretion.

(iv) Encumbrances. Prior to the Closing Date, Seller shall not further encumber the Property.

(v) Compliance with Laws. Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, ordinances, regulations, orders or other laws concerning the use of the Property.

(vi) Actions Pending. Seller shall notify Buyer promptly at any lawsuits, condemnation proceedings, rezoning, or other governmental order or action or any threat thereto, actually known to Seller which might affect the Property.

(c) Survival of Representations and Covenants; Limitation on Remedies. Buyer’s and Seller’s representations, warranties and covenants in this Section shall survive Closing and the delivery of the Deed or any expiration or termination of this Agreement, for a period of six (6) months.

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16. DAMAGE TO PROPERTY

In the event of damage to or destruction of all or any part of the Property by fire or other casualty (“Casualty Damage”) prior to the Closing Date, it is agreed as follows:

(a) Seller shall promptly notify Buyer of such Casualty Damage and Closing shall be extended for a period of up to thirty (30) days following the date of such Casualty Damage, during which time Seller shall use commercially reasonable efforts to determine the cost of repairing such Casualty Damage and provide Buyer with (i) an independent estimate of the cost of repair of such Casualty Damage (the “Cost Estimate”) made by a reputable general contractor in the area of the Property who regularly performs the type of repair work required and is reasonably acceptable to Buyer, and (ii) evidence of the availability of insurance proceeds (“Insurance Information”) which (combined with any deductible amount payable by Seller) will be sufficient to cover the cost of such Casualty Damage. If, for any reason whatsoever, Seller does not deliver the Cost Estimate and the Insurance Information to Buyer within such thirty (30) day period, and if Buyer does not waive such requirement, then, Buyer may terminate this Agreement by written notice to Seller, whereupon the Deposit shall be returned to Buyer, except as to any obligation which is expressly stated in this Agreement to survive termination of this Agreement.

(b) If Seller provides the Cost Estimate and the Insurance Information to Buyer within such thirty (30) day period, and the Cost Estimate is not greater than ONE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($175,000), Seller shall assign all of Seller’s rights to the available insurance proceeds to Buyer at Closing and, unless otherwise paid by Seller, pay to Buyer at Closing any applicable deductible amount in respect of such insurance (as well as any insurance proceeds theretofore received by Seller in respect of such Casualty Damage) and Closing shall occur on the Closing Date without reduction in Purchase Price.

(c) If Seller provides the Cost Estimate and the Insurance Information to Buyer within such thirty (30) day period, and the Cost Estimate is equal to or greater than ONE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($175,000), Buyer shall have the election, exercisable within thirty (30) days following delivery of the Cost Estimate and the Insurance Information to Buyer, to terminate this Agreement by written notice to Seller, whereupon the Deposit shall be returned to Buyer and, except as to any obligation which is expressly stated in this Agreement to survive termination of this Agreement, neither Seller nor Buyer shall have any further obligation under this Agreement. If Buyer does not elect to so terminate this Agreement, the purchase and sale of the Property shall be consummated as provided in this Agreement, in which event Seller, at Closing, shall assign to Buyer Seller’s rights to the insurance proceeds payable in respect of the Casualty Damage and pay to Buyer the amount of the applicable deductible in respect of such insurance, and deliver to Buyer any insurance proceeds theretofore received by Seller in respect of such Casualty Damage.

15

17. CONDEMNATION OF PROPERTY

In the event of condemnation or sale in lieu of condemnation of all or a portion of the Property prior to the Closing, Buyer shall have the option, to be exercised within ten days after receipt of notice of such condemnation or sale, of (i) terminating Buyer’s obligations under this Agreement or (ii) electing to have this Agreement remain in full force and effect. In the event Buyer elects not to terminate Buyer’s obligations under this Agreement, Seller shall assign to Buyer any and all claims for the proceeds of such condemnation or sale to the extent the same are applicable to the Property, and Buyer shall take title to the Property with the assignment of such proceeds and subject to such condemnation and without reduction of the Purchase Price. Should Buyer elect to terminate Buyer’s obligations under this Agreement under the provisions of this Section 17, the Deposit shall be returned to Buyer and neither Seller nor Buyer shall have any further obligation under this Agreement. Notwithstanding anything to the contrary herein, if any eminent domain or condemnation proceeding is instituted (or notice of which shall be given) solely for the taking of any subsurface rights for utility easements or for any right-of-way easement, and the surface may, after such taking, be used in substantially the same manner as though such rights have not been taken, Buyer shall not be entitled to terminate this Agreement as to any part of the Property, but any award resulting therefrom shall be assigned to Buyer at Closing and shall be the exclusive property of Buyer upon Closing.

18. NOTICES

All notices, demands, consents, approvals or other communications which are required or desired to be given by either party shall be deemed to have been duly given by either party upon sending if telefaxed, emailed, delivered via overnight mail (i.e. Federal Express), or personally delivered or upon receipt if mailed, by certified mail, postage prepaid, return receipt requested, addressed to the parties as follows:

If to Buyer to:

BCG Acquisitions LLC

C/O BCG Holdings

650 South 500 West

Salt Lake City, Utah 84101

Email: bblaser@bcgholdingsllc.com

If to Seller to:

PolarityTE, Inc.

1960 S. 4250 West

Salt Lake City, UT 84104

Attn: Mark E. Lehman, Chief Legal Officer

Email: marklehman@polarityte.com

If to Escrow Agent:

Cottonwood Title Insurance Agency, Inc.

1996 Easte 6400 South, Suite 120

Salt Lake City, UT 84121

Email: Cort@cottonwoodtitle.com

Attn: Cort Ashton

16

19. AMENDMENT

Neither this Agreement nor any terms or provision hereof may be changed, waived, discharged or terminated orally, or in any manner other than by an instrument in writing signed by the party against which the enforcement of the change, waiver, discharge termination is sought.

20. BINDING EFFECT

This Agreement shall be binding upon and inure to the benefit of the respective parties, and their respective successors and permitted assigns.

21. NO ASSIGNMENT

Seller shall not assign its rights in this Agreement or part thereof, to any other person or entity except with Buyer’s prior written approval, which approval shall not be unreasonably withheld by Seller. Buyer shall not assign its rights in this Agreement or part thereof, except to an entity that is controlled by the principals of Buyer, except with Seller’s prior written approval, which approval shall not be unreasonably withheld by Seller.

22. GOVERNING LAW

Irrespective of the place of execution or performance of this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

23. CONSTRUCTION

This Agreement shall be construed without regard to any assumption or other rule requiring construction against the part causing this Agreement to be drafted. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The captions of this Agreement are for convenience only and are not to be construed as defining or limiting in any way the scope or intent of any of the provisions hereof. The unenforceability or invalidity of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any other provisions hereof.

24. COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

25. RECORDATION; CONFIDENTIALITY

(a) Neither this Agreement nor any memorandum thereof shall be recorded by either party.

17

(b) Seller and Buyer agree that each of them, including any of their respective agents, representatives or employees, shall use commercially reasonable efforts to keep the contents and terms of this Agreement, and any information relating to the transactions contemplated hereunder, including the Documents and any information obtained by Buyer during the Due Diligence Period, in strict confidence, and will not disclose such information to third parties without the other party’s’ prior written consent. Notwithstanding the foregoing, either party may disclose such information to its respective affiliates, investors, lenders, employees, agents, attorneys or consultants, or as required by law, on the condition that such persons maintain the confidentiality of such information. The provisions of this Section 25(b) shall survive Closing.

26. SECTION 1031 EXCHANGE

Either party hereto may elect to seek to structure its purchase or sale, as applicable, of the Property as a tax-deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“1031 Exchange”), subject to the limitations set forth herein. Each party shall reasonably cooperate with the other, at no material cost to such cooperating party, in connection with the same, including, but not limited to, executing and delivering a consent to an assignment to a qualified exchange intermediary of rights (but not obligations) under this Agreement; provided that (i) neither party shall be required to incur any additional liabilities or financial obligations as a consequence of such cooperation, (ii) neither party shall be relieved of its obligations, representations or warranties under this Agreement, and (iii) any attempt to structure an acquisition or sale of the Property as a 1031 Exchange shall not be a condition to, and shall not delay or extend, the Closing. Additionally, in connection with any 1031 Exchange, neither party shall be required to acquire title to any other property. Any risk that such an exchange or conveyance might not qualify as a tax-deferred transaction shall also be borne solely by the party seeking to effectuate the same, and each party acknowledges that the other has not provided, and will not provide, any tax, accounting, legal or other advice regarding the efficacy of any attempt to structure the transaction as a 1031 Exchange. The party electing to structure its purchase or sale as a tax deferred exchange in accordance with this section, agrees to save, protect, defend, indemnify and hold the other harmless from any and all losses, costs, claims, liabilities, penalties, and expenses, including, without limitation, reasonable attorneys’ fees, fees of accountants and other experts, and costs of any judicial or administrative proceeding or alternative dispute resolution to which the other may be exposed, due to an attempt to structure the transaction as a 1031 Exchange which is not in accordance with applicable law and customary procedures customarily employed in the completion of such exchanges.

27. SOLE AGREEMENT, PRIOR AGREEMENTS

This Agreement supersedes all prior negotiations, discussions, understandings and agreements between the parties, and constitutes the sole and entire agreement of the parties respecting the subject matter hereof, and in no event shall either party be charged with any covenant, representation, warranty, guaranty, indemnity or other agreement except to the extent expressly stated in this Agreement.

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28. NON-WAIVER OF RIGHTS

No failure or delay of either party in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right.

29. DAYS

The terms “days,” as used herein, shall mean actual days occurring, including Saturdays, Sundays and holidays. The term “Business Day” shall mean days other than Saturdays, Sundays and holidays. If any item must be accomplished or delivered hereunder on a day that is not a business day, it shall be deemed to have been timely accomplished or delivered if accomplished or delivered on the next following business day.

30. FURTHER ASSURANCES

Buyer and Seller each agree to execute any and all other documents and to take any further actions reasonably necessary to consummate the transaction contemplated hereby.

31. WAIVER OF JURY TRIAL

TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE PARTIES HEREBY KNOWINGLY AND UNCONDITIONALLY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY AND ALL CLAIMS OR CAUSES OF ACTION, OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, ARISING FROM OR RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT A RIGHT TO A JURY IS A CONSTITUTIONAL RIGHT, THAT THEY HAVE HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL, AND THAT THIS JURY WAIVER HAS BEEN ENTERED INTO KNOWINGLY AND VOLUNTARILY BY ALL PARTIES TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

32. TIME OF THE ESSENCE

Time is of the essence in the observance of the provisions of this Agreement.

[Signatures on Next Page.]

19

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER:

POLARITYTE, INC., a Delaware corporation

By:	/s/ Richard Hague
Name:	Richard Hague
Title:	Chief Executive Officer

BUYER:

BCG ACQUISITIONS, LLC, a Utah limited liability company

By:	/s/ Brandon Blaser
Name:	Brandon Blaser
Title:	Manager

List of Exhibits:

Exhibit “A”	Legal Description
Exhibit “B”	Form of Special Warranty Deed
Exhibit “C”	Form of Bill of Sale
Exhibit “D”	Form of Assignment Agreement
Exhibit “E”	Form of Lease Agreement

20

JOINDER BY ESCROW HOLDER

Cottonwood Title Insurance Agency, Inc., referred to in this Agreement as the “Escrow Holder,” hereby acknowledges that it received this Agreement executed by Seller and Buyer on the 25 day of October, 2021, and accepts the obligations of the Escrow Holder as set forth herein. It further acknowledges that it received the Initial Deposit on the 28th day of October, 2021. The Escrow Holder hereby agrees to hold and distribute the Deposit in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under the Internal Revenue Code.

COTTONWOOD TITLE INSURANCE AGENCY, INC.

By:	/s/ Cortland G. Ashton
Name:	Cortland G. Ashton
Its:	V.P.
Date:	October 28, 2021

21

EXHIBIT “A”

(Description of Property)

The property located in the southeast quarter of Section 18, Township 1 South, Range 1 West, Salt Lake Base and Meridian, at 1960 South 4250 West, Salt Lake City, Utah, Parcel No. 15-18-401-005.

A-1

EXHIBIT “B”

(Form of Special Warranty Deed)

AFTER RECORDING RETURN TO:

Parcel No. ____________________

SPECIAL WARRANTY DEED

_______________________, a _______________ (“Grantor”), having an address of _________________________, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, hereby conveys and warrants against all claiming by, through or under Grantor, but only against Grantor’s own actions and no other actions (or inactions) of any other party whatsoever, to (“Grantee”), having an address at , the following described tract of land located in Salt Lake County, State of Utah:

See Exhibit A, attached hereto and incorporated herein by reference.

TOGETHER WITH all easements, improvements, fixtures, rights, tenements, hereditaments and appurtenances thereto belonging or in any wise appertaining thereto; and together with all improvements located thereon.

SUBJECT to all easements, restrictions, rights-of-way and other matters of record or that would be disclosed by a survey or physical inspection of the property, zoning and other governmental regulations, and taxes and assessments for the year 2021 and thereafter.

[Signature Page Follows]

B-1

IN WITNESS WHEREOF, Grantor executed this Special Warranty Deed this ____ day of ________, 2021.

GRANTOR:

___________________, a ________________

By:
Name:
Title:

STATE OF UTAH	)
) ss.
COUNTY OF ______________	)

The foregoing instrument was acknowledged before me this ____ day of ___________, 2021, by _____________________, as _____________ of __________________.

Notary Public

B-2

EXHIBIT “C”

(Form of Bill of Sale)

BILL OF SALE

This Bill of Sale (“Bill of Sale “) is made this _____ day of ______, 2021, by and between _______________________ (“Assignor”), and ____________________ (“Assignee”). Capitalized terms used herein without definition shall have the respective meanings set forth in that certain Purchase Agreement between Assignor and Assignee dated ____________ __, 2021 (as amended, the “Agreement”).

RECITALS

Assignee, in connection with Assignee’s purchase of the Property from Assignor, wishes to acquire Assignor’s interest in the Personalty (as defined below), and Assignor wishes to transfer all of Assignor’s interest under the Personalty to Assignee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Bill of Sale. Assignor hereby sells, transfers, assigns and conveys to Assignee all tangible personal property (“Personalty”) set forth in the inventory on Exhibit A attached hereto and made a part hereof, and located on, and used in connection with the management, maintenance or operation of that certain land and improvements located at 1960 South 4250 West, Salt Lake City, State of Utah, as more particularly described in Exhibit B attached hereto and made a part hereof (“Real Property”), but excluding trade fixtures and tangible personal property owned or leased by Assignor.

2. As Is. The Personalty conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE.

C-1

3. Miscellaneous

(a) The covenants and conditions contained herein shall apply to, be binding upon, and shall inure to the benefit of each of the parties hereto and their respective successors in interest and assigns.

(b) In the event a suit, action, arbitration, or other proceeding of any nature whatsoever, including, without limitation, any proceeding under the U.S. Bankruptcy Code, is instituted, or the services of an attorney are retained, to interpret or enforce any provision of this Assignment or with respect to any dispute relating to this Assignment, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys’, paralegals’, accountants’, and other experts’ fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith. In the event of suit, action, arbitration, or other proceeding, the amount thereof shall be determined by the judge or arbitrator, shall include fees and expenses incurred on any appeal or review, and shall be in addition to all other amounts provided by law.

(c) This Bill of Sale may be signed in counterparts.

IN WITNESS WHEREOF, the parties hereto have duly executed this Bill of Sale on the day and year first above written.

ASSIGNOR:

,
a

By:

ASSIGNEE:

,
a

By:
Its:

C-2

EXHIBIT “D”

(Form of Assignment Agreement)

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (“Assignment”) is made and entered into to be effective as of the date and year hereinafter written by the ____________________________, a ___________________ (“Assignor”), and , a (“Assignee”).

RECITALS

A. Assignor, as of the date hereof, has conveyed to Assignee the real property described in Exhibit A attached hereto and incorporated herein by reference, and the improvements situated thereon (collectively, the “Property”); and,

B. In connection with Assignor’s conveyance of the Property to Assignee, Assignor has agreed to assign to Assignee, and Assignee has agreed to accept, certain rights that Assignor has by reason of Assignor’s ownership and operation of the property.

NOW, THEREFORE, for and in consideration of the foregoing recital, and certain good and valuable consideration delivered by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, as follows:

1. Assignment. Assignor hereby assigns and transfers to Assignee, Assignee’s successors and assigns, Assignor’s rights, title and interest in and to the following (collectively, the “Personal Property”):

(a) All assignable maintenance, service equipment, garbage disposal, security, pest control, laundry, vending, concession, landscaping, gardening, cleaning, janitorial, burglar alarm and fire alarm agreements and contracts, and all other agreements and contracts relating or pertaining in any way to ownership or operation of the Property, including, without limitation, the agreements and contracts described in Exhibit B attached hereto (collectively, “Service Contracts”);

(b) All assignable licenses and/or permits relating to the Property and pending applications with respect to licenses and/or permits relating to the Property;

(c) All assignable warranties and guarantees of contractors, manufacturers, suppliers, and/or installers relating to the Property;

D-1

2. As Is. The Personal Property conveyed hereunder is conveyed by Assignor and accepted by Assignee AS IS, WHERE IS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER NATURE, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THE PURCHASE AGREEMENT, IT BEING THE INTENTION OF ASSIGNOR AND ASSIGNEE EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE UNIFORM COMMERCIAL CODE.

3. Acceptance. Assignee hereby accepts the assignment of the Personal Property and agrees to assume and discharge, in accordance with the terms thereof.

4. Further Assurances. Provided Assignor does not incur any cost or liability related to the same, Assignor shall from time to time, upon request by Assignee, provide Assignee with such information and documentation, take such actions, and execute, acknowledge and deliver such documents and instruments as Assignee may reasonably require to better evidence the transfers, assignments, confirmations and assurances covered by this Assignment or intended so to be.

5. Successors and Assigns. The agreements, covenants, warranties and representations herein set forth shall be binding upon, and inure to the benefit of, Assignor and Assignee and their respective successors and assigns.

6. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Assignment, the parties may execute and exchange PDF counterparts of the signature pages, which shall be deemed original signatures for all purposes.

EXECUTED to be effective as of the _____ day of ______________, 2021.

ASSIGNOR:

,
a

By:

ASSIGNEE:

,
a

By:
Its:

D-2

EXHIBIT “E”

(Form of Lease Agreement)

[To be attached following this page subsequent

to the Effective Date by written consent of the parties.]

E-1

LEASE AGREEMENT BETWEEN

________________, LLC

a _____________ limited liability company,

LANDLORD

AND

POLARITYTE MD, INC.,

a Nevada corporation

as TENANT

DATED ___________________, 2021

1960 South 4250 West

Salt Lake City, Utah

BASIC LEASE INFORMATION

Lease Date:	__________________, 2021

Landlord:	______________________, LLC, a _______________ limited liability company

Tenant:	POLARITYTE MD, INC., a Nevada corporation. Landlord agrees and acknowledges that PolarityTE, Inc., a Delaware corporation and parent of the Tenant, and each its and their subsidiary companies (collectively, “Tenant Affiliates”) is a permitted licensee or occupant of the Premises, provided that the Tenant Affiliates shall be subject to all the terms and conditions of this Lease that apply to Tenant.

Premises:	Suite ____, containing approximately 62,500 square feet[1], subject to further adjustment by Tenant’s architect, in the building commonly known as 1960 South 4250 West, Salt Lake City, State of Utah (the “Building”). The Premises are outlined on the plan attached to the Lease as Exhibit A. The land on which the Building is located (the “Land”) is described on Exhibit B. The term “Project” shall collectively refer to the Building, the Land, and the driveways, parking facilities, loading dock areas, roadways, any rail tracks associated with the Building and similar improvements and easements associated with the foregoing or the operation thereof.

Landlord’s Work	The work to be performed by Landlord described in Exhibit D to demise the Building.

Term:	One Hundred Twenty-Six (126) full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 126th full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Option to Extend:	One period of ten (10) years.

Commencement Date:	The date that Landlord Substantially Completes Landlord’s Work.

1 Upon Tenant’s request made not less than 45 days prior to Lease Date the parties will negotiate an increase in the square footage of the Premises and a corresponding decrease in the Basic Rent.

i

Basic Rent:

Basic Rent shall be equal to $0.95 per rentable square foot comprising the Premises per Lease Month ($11.40 per rentable square foot per lease year). As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month). The Basic Rent shall be increased on each anniversary date of each lease year through the Term (including any Option Term) by three percent (3.0%) of the Basic Rent payable during the immediately preceding lease year (provided, however, that if Landlord reasonably determines that the fair market rental value of the Premises on the first year of the Option Term is greater than the Basic Rent determined pursuant to this sentence for such year, then the Basic Rent shall be equal to such fair market rental value).

Subject to the terms of this Paragraph, Basic Rent in an amount equal to the sum of one-half (1/2) of the monthly Basic Rent due for the initial six (6) months of the initial lease year shall be abated (“Abated Rent”). Notwithstanding the foregoing, Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Term only if Tenant has performed all of Tenant’s obligations hereunder, including the payment of all Rent (other than the Abated Rent) and all other monetary obligations and the surrender of the Leased Premises in the physical condition required by this Lease. If Tenant defaults and does not cure within any applicable grace period, the unamortized portion of the Abated Rent shall immediately become due and payable in full. In such case the unamortized portion of the Abated Rent shall be calculated on a straight-line basis, without interest, over the course of the initial Term. Tenant shall be responsible for all Additional Rent during such Abated Rent period.

Additional Rent:	Tenant’s Proportionate Share of Operating Costs, Taxes and Insurance Costs.

Security Deposit:	[None].

Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:	General office and medical laboratory and manufacturing uses and for all other lawful, incidental, and related purposes of the type normally found in a general office, medical laboratory, and manufacturing setting, including, but not limited to, the uses described on Exhibit G.

ii

Tenant’s Proportionate Share:	Tenant’s Proportionate Share is the percentage obtained by dividing (a) the number of square feet in the Premises by (b) the total square feet in the Building (which the parties agree excludes the area commonly referred to as the “North Building” consisting of approximately 24,216 square feet). Preliminarily, the estimated total square feet in the Building is 154,212 square feet, and Landlord and Tenant shall mutually agree on the number of rentable square feet in the Premises and in the Building prior to the Commencement Date. In the event that during the Term of the Lease the Landlord leases 50% or more of the rentable square footage in the North Building, then on that date the Building square footage for purposes of calculating Tenant’s Proportionate Share shall be increased by the rentable square footage of the North Building.

Initial Liability Insurance Amount:	$3,000,000.

Tenant’s Address:

1960 South 4250 West Suite ___

Salt Lake City, UT 84104

Attention:_________________

Telephone:________________

Email:___________________and Legal@PolarityTE.com

with a copy to:

Parsons Behle & Latimer

201 S. Main Street, Suite 1800

Salt Lake City, UT 84111

Attn: Jason Nichols

Emails: JNichols@parsonsbehle.com

Landlord’s Address:

c/o BCG Holdings, LLC

650 South 500 West

Salt Lake City, Utah 84101

Email:__________________

with a copy to:

Parr Brown Gee & Loveless

101 S 200 E, Suite 700

Salt Lake City, Utah 84111

Attention: Nick Jones

Email: njones@parrbrown.com

Interim Occupancy Period:	The period from the date of this Lease until the Commencement Date.

iii

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:	_________________, LLC, a _________ limited liability company

By:
Name:
Title:

TENANT:	POLARITYTE MD, INC., a Nevada corporation

By:
Name:
Title:

iv

TABLE OF CONTENTS

		Page No.
1.	Definitions and Basic Provisions	1

2.	Lease Grant; Term	1

3.	Tender of Possession; Early Occupancy Period	2

4.	Rent.	2

(a)	Payment	2
(b)	Operating Costs.	3

5.	Delinquent Payment; Handling Charges	6

6.	Security Deposit	6

7.	Landlord’s Maintenance Obligations	6

8.	Improvements; Alterations; Tenant’s Maintenance and Repair Obligations.	8

(a)	Improvements; Alterations	8
(b)	Repairs; Maintenance	8
(c)	Performance of Work	9
(d)	Mechanic’s Liens	9
(e)	Janitorial Services	10

9.	Utilities	10

10.	Use	11

11.	Assignment and Subletting.	12

(a)	Transfers	12
(b)	Consent Standards	12
(c)	Request for Consent	12
(d)	Conditions to Consent	12
(e)	Attornment by Subtenants	13
(f)	Cancellation	13
(g)	Intentionally Deleted.	13
(h)	Permitted Transfers	13

12.	Insurance; Waivers; Subrogation; Indemnity.	15

(a)	Tenant’s Insurance	15
(b)	Landlord’s Insurance	16
(c)	No Subrogation; Waiver of Property Claims	16
(d)	Indemnity.	16
(e)	Cost of Landlord’s Insurance	17

v

13.	Subordination; Attornment; Notice to Landlord’s Mortgagee.	18

(a)	Subordination	18
(b)	Attornment	18
(c)	Notice to Landlord’s Mortgagee	18
(d)	Landlord’s Mortgagee’s Protection Provisions	18

14.	Rules and Regulations	19

15.	Condemnation.	19

(a)	Total Taking	19
(b)	Partial Taking - Tenant’s Rights	19
(c)	Partial Taking - Landlord’s Rights	19
(d)	Temporary Taking	20
(e)	Award	20

16.	Fire or Other Casualty.	20

(a)	Repair Estimate	20
(b)	Tenant’s Rights	20
(c)	Landlord’s Rights	20
(d)	Repair Obligation	21
(e)	Abatement of Rent	21

17.	Personal Property Taxes	21

18.	Events of Default	21

(a)	Payment Default	21
(b)	Intentionally Deleted;	22
(c)	Estoppel.	22
(d)	Insurance.	22
(e)	Mechanic’s Liens.	22
(f)	Other Defaults	22

19.	Remedies	22

(a)	Termination of Lease	22
(b)	Termination of Possession	23
(c)	Perform Acts on Behalf of Tenant	23

20.	Payment by Tenant; Non-Waiver; Cumulative Remedies.	24

(a)	Payment by Tenant	24
(b)	No Waiver	24
(c)	Cumulative Remedies	24

vi

21.	Landlord’s Lien	24

22.	Surrender of Premises	24

23.	Holding Over	25

24.	Certain Rights Reserved by Landlord	25

(a)	Building Operations	25
(b)	Security	26
(c)	Prospective Purchasers and Lenders	26
(d)	Prospective Tenants	26

25.	Substitution Space.	26

(a)	Landlord Transfer	26
(b)	Default by Landlord	26
(c)	Landlord’s Liability	27
(d)	Force Majeure	27
(e)	Brokerage	27
(f)	Estoppel Certificates	27
(g)	Notices	28
(h)	Separability.	28
(i)	Amendments; Binding Effect	28
(j)	Quiet Enjoyment	28
(k)	No Merger	28
(l)	No Offer	28
(m)	Entire Agreement	29
(n)	Waiver of Jury Trial	29
(o)	Governing Law	29
(p)	Recording	29
(q)	Water or Mold Notification	29
(r)	Joint and Several Liability	29
(s)	Financial Reports	29
(t)	Landlord’s Fees	30
(u)	Telecommunications	30
(v)	Confidentiality	30
(w)	Authority	31
(x)	Security Service	31
(y)	List of Exhibits	31
(z)	Prohibited Persons and Transactions	31

26.	Environmental Requirements.	32

(a)	Prohibition against Hazardous Materials	32
(b)	Environmental Requirements	32
(c)	Removal of Hazardous Materials	32
(d)	Tenant’s Indemnity	33
(e)	Inspections and Tests	33
(f)	Tenant’s Financial Assurance in the Event of a Breach	33

27.	Parking	34

28.	Counterparts.	34

vii

LIST OF DEFINED TERMS

Page No.
Additional Rent	ii
Affiliate	1
Basic Lease Information	1
Basic Rent	ii
Building	i
Building’s Structure	1
Building’s Systems	1
Casualty	20
Commencement Date	i
Damage Notice	20
Default Rate	6
Disabilities Acts	11
Environmental Requirements	32
Event of Default	21
GAAP	14
Hazardous Materials	32
including	1
Insurance Costs	17
Land	i
Landlord	1
Landlord’s Mortgagee	18
Law	1
Laws	1
Lease	1
Lease Month	ii
Loss	16
Mortgage	18
OFAC	12
Operating Costs	3
Operating Costs and Tax Statement	5
Permitted Transfer	13
Permitted Transferee	13
Permitted Use	ii
Premises	i
Primary Lease	18
Project	i
Rent	ii
Repair Period	20
Security Deposit	ii
Taking	19
Tangible Net Worth	14
Taxes	4
Telecommunications Services	30
Tenant	1
Tenant Party	1
Tenant’s Off-Premises Equipment	1
Tenant’s Proportionate Share	iii
Term	i
Transfer	12

viii

LEASE

This Lease Agreement (this “Lease”) is entered into as of __________________, 2021, between ______________________________, LLC, a _________________ limited liability company (“Landlord”), and POLARITYTE MD, INC., a Nevada corporation (“Tenant”).

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders, and all interpretations of the foregoing, and all restrictive covenants affecting this Lease or the Project or Tenant’s use of the Premises for the Permitted Uses, and “Law” means any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any Tenant Affiliates; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

2. Lease Grant; Term. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Additionally, subject to the terms of this Lease and Landlord’s rules and regulations therefor, Tenant and its employees and invitees shall have a non-exclusive license to use, in common with others, any applicable driveways, loading dock areas, roadways, rail tracks and other similar improvements designated by Landlord from time to time as common areas for the common use and enjoyment of all tenants and occupants of the Project.

The term of this Lease shall be for the Lease Term, beginning at 12:00 midnight on the Commencement Date and expiring at 11:59 p.m. on the Expiration Date. Provided Tenant is open and operating in the Premises in accordance with the terms of this Lease and is not then in default of any term, condition or covenant of the Lease beyond any applicable notice or cure period, Tenant shall have the option to extend the Term of this Lease for one (1) additional period of ten (10) years as an Option Term (an “Option Term”) only by giving Landlord written notice at least one hundred eighty (180) days prior to the expiration of the initial Term. Notwithstanding any provision of this Lease, if Tenant fails to exercise the extension option by delivering such written notice, such extension option shall forever lapse. All of the terms, covenants, conditions, provisions and agreements applicable to the initial Term shall be applicable to the Option Term, if any, with the adjustment to Rent as identified in the Basic Lease Information above. All references in this Lease to the “Term” or the “Lease Term” shall be deemed to mean the initial Term as extended by the Option Term, if any.

LEASE AGREEMENT – Page 1

3. Tender of Possession; Early Occupancy Period. Upon the Commencement Date, Tenant will accept the Premises in the manner set forth below, subject to Substantial Completion of the Landlord’s Work and the performance of Punchlist Items (as defined below) that remain to be performed by Landlord, if any. Upon the later of Tenant’s acceptance of the Premises and Landlord’s Substantial Completion of the Landlord’s Work, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming (1) the Commencement Date and the expiration date of the initial Term, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises (except for Punchlist Items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. During the Interim Occupancy Period, Tenant has the right to occupy and use the Premises for the Permitted Use in accordance with all of the terms of this Lease; provided, however, that Tenant shall have no obligation to pay Basic Rent to Landlord for the Interim Occupancy Period (Tenant shall be responsible for payment of Additional Rent during the Interim Occupancy Period). Tenant agrees and acknowledges that in the course of Landlord’s Work during the Interim Occupancy Period and, as applicable, following the Commencement Date, there may be disruptions or disturbances in the use and quiet enjoyment of the Premises caused by Landlord’s Work, and such disruptions or disturbances shall not be deemed a breach of the Lease by Landlord.

4. Rent.

(a) Payment. Except as set forth in Section 3 above, beginning on the Commencement Date, Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by wire transfer to a bank account designated by Landlord in writing from time to time or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Basic Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent shall be payable on the Commencement Date, Basic Rent shall be payable on the first day of each month beginning on the first day of the second full calendar month of the Term. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month, and shall be due on the Commencement Date. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay Additional Rent at the same time and in the same manner as Basic Rent.

LEASE AGREEMENT – Page 2

(b) Operating Costs.

(1) Tenant shall pay to Landlord Tenant’s Proportionate Share of the annual Operating Costs (defined below). Landlord may make a good faith estimate of Tenant’s Proportionate Share of Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to the estimated Tenant’s Proportionate Share of Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the amount of Tenant’s Proportionate Share of Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Proportionate Share of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Proportionate Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

(2) The term “Operating Costs” means all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Project, determined in accordance with sound accounting principles consistently applied, including the following costs: (A) wages and salaries of all on-site employees at or below the grade of senior building manager engaged in the operation, maintenance or security of the Project (together with Landlord’s reasonable allocation of expenses of off-site employees at or below the grade of senior building manager who perform a portion of their services in connection with the operation, maintenance or security of the Project), including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (C) cost of all utilities (including fuel, gas, electricity, water, sewer, and other services) for the common areas and other non-tenant areas of the Project (e.g., mechanical, electrical and telecommunications rooms) as reasonably determined by Landlord; (D) repairs, replacements, and general maintenance of the Project including paving and parking areas, roads, roof repairs (Landlord is responsible for replacement of the roof as provided in Section 7), alleys and driveways, trash collection, sweeping and removal of trash for the common areas, mowing and snow removal, landscaping and exterior painting, the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting, and mechanical and plumbing systems serving the Project and, to the extent the following items serve more than one tenant in the Project, Generator (defined below), dock doors, drains and sump pumps; (E) fair market rental and other costs with respect to the management office for the Project; (F) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, and security of the Project (including alarm service, window cleaning, and elevator maintenance); (G) costs of professional services rendered for the general benefit of the Project; (H) environmental insurance or environmental management fees; (I) the cost of any insurance deductibles for insurance required to be maintained by Landlord; and (J) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any new interpretations of any Law hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion.

LEASE AGREEMENT – Page 3

Operating Costs shall not include costs for (i) capital improvements made to the Project, other than capital improvements described in Section 4(b)(2)(A) and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies (if any), and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord or rentals payable under any ground or underlying lease, if any; (iv) depreciation; (v) costs relating to the leasing of the Building, including brokers’ commissions, accounting and legal fees (including attorneys’ fees for disputes with tenants); (vi) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes); (vii) Taxes; (viii) Insurance Costs; (ix) renovating or otherwise improving space for occupants of the Project or vacant space in the Project; (x) payments to affiliates of Landlord but only to the extent that they exceed market charges; (xi) Landlord’s general corporate overhead and administrative expenses; and (xii) fines, costs, late charges, liquidated damages, penalties, tax penalties, or related interest charges imposed on Landlord or Landlord’s property manager, provided the same are imposed on Landlord or Landlord’s property manager except to the extent that such is the fault of Tenant.

(3) Tenant shall also pay Tenant’s Proportionate Share of the Taxes for each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement.

LEASE AGREEMENT – Page 4

(4) By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs and Taxes for the previous year (the “Operating Costs and Tax Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under this Section for the year covered by the Operating Costs and Tax Statement exceed Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section for such year are less than Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Tenant shall promptly pay Landlord such deficiency. Upon request by Tenant, Landlord shall provide commercially reasonable backup for such charges and evidence of payment of the underlying invoices summarized in the Operating Costs and Tax Statement. Tenant shall have the right to audit the Operating Costs and Tax Statement by providing Landlord with written notice (the “Review Notice”) that Tenant intends to review Landlord’s records of the Operating Costs and Taxes for the year to which the statement applies. Within thirty (30) days after receipt of the Review Notice, Landlord shall make electronic copies of all pertinent records that are reasonably necessary for Tenant’s review available for inspection. If Tenant provides Landlord with a Review Notice, Landlord and Tenant shall work together in good faith to resolve any issues pertaining to the Operating Costs and Tax Statement. If, after negotiating in good faith, Landlord and Tenant are unable to resolve any such issues, then upon fifteen (15) days’ prior written notice, Tenant or Tenant’s expense accounting consultant shall have the right to audit Landlord’s books and records relating to the prior two (2) year’s Operating Costs and Taxes at a mutually convenient time at Landlord’s local office, if one exists, or if none exists, at Landlord’s main offices. If the audit discloses Tenant’s total payments of the Tenant’s Proportionate Share of Operating Costs and Taxes for the year to which the Operating Costs and Tax Statement applies are more than Tenant’s Proportionate Share of Operating Costs and Taxes for such year (and Landlord cannot demonstrate that the audit is inaccurate), then Landlord shall retain such excess and credit it against Tenant’s next monthly Rent payments or if such overpayment occurs at the end of the Term, then Landlord shall refund such amount to Tenant within thirty (30) days after the end of the Term. If such audit reveals that Landlord has overcharged Tenant for Tenant’s Proportionate Share of Operating Costs and Taxes by more than five percent (5%) or more, Landlord shall reimburse Tenant for the reasonable cost incurred by Tenant in completing such audit.

LEASE AGREEMENT – Page 5

5. Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of eighteen percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to the greater of (a) $50.00 or (b) five percent of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. In no event, however, shall the charges permitted under this Section or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-month period that Tenant fails to make payment when due, until five business days after Landlord delivers written notice of such delinquency to Tenant.

6. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Subject to the requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Landlord shall, within the time required by applicable Law, return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach of this Lease by Tenant. The Security Deposit may be commingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, upon such transfer and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit as provided by Law, Landlord thereafter shall have no further liability for the return of the Security Deposit.

7. Landlord’s Maintenance Obligations. This Lease is intended to be a net lease; accordingly, Landlord’s maintenance obligations are limited to the replacement of the Building’s Structure; Landlord shall not be responsible for (1) any such work until Tenant notifies Landlord of the need therefor in writing or (2) alterations to the Building’s Structure required by applicable law because of Tenant’s use of the Premises (which alterations shall be Tenant’s responsibility). The Building’s Structure does not include skylights, windows, glass or plate glass, doors or overhead doors, special fronts, or office entries, dock bumpers, dock plates or levelers, loading areas and docks, and loading dock equipment, all of which shall be maintained by Tenant. Landlord’s liability for any defects, repairs, replacement or maintenance for which Landlord is specifically responsible for under this Lease shall be limited to the cost of performing the work. Additionally, Landlord shall maintain the parking areas, and other common areas of the Building, including driveways, alleys, landscape and grounds surrounding the Premises and utility lines in a good condition, consistent with the operation of a general office, manufacturing, and warehouse facility, including the exterior of the Building (including painting), landscaping sprinkler systems, and any items normally associated with the foregoing. All costs in performing the work described in the foregoing sentence shall be included in Operating Costs. Tenant shall promptly notify Landlord in writing of any work required to be performed under this Section 7, and Landlord shall not be responsible for performing such work until Tenant delivers to Landlord such notice. Additionally, in no event shall Landlord be responsible for alterations to the Building’s Structure required by applicable Law because of Tenant’s use of the Premises (which alterations shall be made by Tenant at its sole cost and expense). Notwithstanding anything to the contrary contained herein, Landlord shall, in its sole and absolute discretion, determine the appropriate remedial action required of it to satisfy its maintenance obligations hereunder (e.g., Landlord shall, in its sole discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action).

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Landlord acknowledges that the emergency generator that is currently located on the Project for providing electricity to the Building (the “Generator”) is Tenant’s property and that Tenant may remove and dispose of the Generator as it sees fit at termination of this Lease, provided Tenant shall, at its sole cost and expense, repair any damage to the Project caused by Tenant’s removal of the Generator. Landlord shall provide to Tenant any keys or codes that will enable Tenant to have access to the fenced area where the Generator is located at all times during the Term of this Lease. Tenant agrees that during the Term of this Lease the Generator may be used to service the entire Building, and in consideration therefor the Landlord shall maintain the Generator in good working condition at all times (including keeping it fueled at not less than 50% fuel capacity at all times). All such costs of maintaining the Generator shall be Operating Costs and Tenant shall pay its Proportionate Share of such costs pursuant to Section 4(b), above. Tenant shall insure the Generator against loss or destruction and, in the event of loss or destruction of the Generator, Tenant shall be solely responsible for providing a replacement Generator, which shall be the property of Tenant that it may remove on termination of this Lease, subject to the repair obligation set forth above, and Landlord shall provide all commercially reasonable assistance and cooperation that may be required for the installation of the replacement Generator, including modification, alteration, or reconfiguration of any wall, conduit, or wiring of the Building required to connect the replacement Generator to the automatic transfer switch for transferring the Building power source to the replacement Generator (the “ATS”), all at Landlord’s sole cost as maintenance of the Building’s Structure and not as an Operating Cost. Similarly, if the Generator ceases to operate due to any cause that is not covered by insurance, Tenant shall be solely responsible for providing a replacement Generator, which shall be the property of Tenant that it may remove on termination of this Lease, subject to the repair obligation set forth above, and Landlord shall provide all commercially reasonable assistance and cooperation that may be required for the installation of the replacement Generator, including modification, alteration, or reconfiguration of any wall, conduit, or wiring of the Building required to connect the replacement Generator to the ATS, all at Landlord’s sole cost as maintenance of the Building’s Structure and not as an Operating Cost. The Landlord’s Work shall include the installation of walls and access around the ATS so that the current location of the ATS becomes a common area accessible by Tenant at all times, and the common area for the ATS shall not be moved or relocated by Landlord without Tenant’s prior written consent, which shall not be unreasonably withheld.

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8. Improvements; Alterations; Tenant’s Maintenance and Repair Obligations.

(a) Improvements; Alterations. Tenant improvements to the Premises shall be installed in accordance with the Work Letter attached hereto and incorporated herein as Exhibit D, and in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a). No alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, (3) the appearance of the Building’s common areas, or (4) the provision of services to other Building occupants. The foregoing notwithstanding, no consent of Landlord is required for alterations or modifications to, or the replacement of, any clean room located on the Premises or the Building’s Systems exclusively supporting the operation of any such clean room that are reasonably required as determined by Tenant to use and operate clean rooms for the Permitted Uses in compliance with any applicable Law including, but not by way of limitation, any law, rule, or regulation of the U.S. Food and Drug Administration; provided, however, that with respect to any such alteration or modification to or replacement of any Building’s Systems that do not exclusively support the operation of any such clean rooms, Landlord’s prior written consent shall be required, which consent shall not be unreasonably withheld, conditioned or delayed. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

(b) Repairs; Maintenance. Tenant shall maintain the Premises, including the loading areas and dock, and loading dock equipment in connection with the Premises, in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises, Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises including loading docks, sump pumps, dock wells, dock equipment and loading areas, dock doors, dock seals, overhead doors, “levellors” and similar leveling equipment, plumbing, water, fire sprinkler system, and sewer lines up to points of common connection, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems (including any evaporative units), and other building and mechanical systems serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. To the extent not covered by Landlord’s insurance, Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to commence repairs or replacements within thirty (30) days after the occurrence of such damage or thereafter fails to diligently prosecute such repair or replacement work to completion, then Landlord may make the same at Tenant’s cost, provided that Landlord may commence such work at Tenant’s cost after affording Tenant a reasonable opportunity to commence such work in the event of an emergency (imminent threat to persons or property). If any such damage occurs outside of the Premises, then, to the extent not covered by Landlord’s insurance, Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under Section 8 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.

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(c) Performance of Work. All work described in Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor, and no such work will be permitted if it would void or reduce the warranty on the roof.

(d) Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within fifteen (15) business days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within fifteen (15) days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

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(e) Janitorial Services. Tenant, at its sole expense, shall provide its own janitorial services to the Premises and shall maintain the Premises in a clean and safe condition. Tenant shall store all trash and garbage within the area and in receptacles designated from time to time by Landlord and shall, at its sole expense, arrange for the regular pickup of such trash and garbage at times, and pursuant to reasonable regulations, established by Landlord from time to time. If Tenant fails, after notice and a reasonable opportunity to cure, to provide janitorial services to the Premises or trash removal services in compliance with the foregoing, Landlord, in addition to any other rights and remedies available to it, may provide such services, and Tenant shall pay to Landlord the cost thereof, plus an administrative fee equal to 15% of such cost, within thirty (30) days after Landlord delivers to Tenant an invoice therefor.

9. Utilities. Tenant shall pay for all water, gas, electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties, surcharges, connection charges, maintenance charges, and the like pertaining to Tenant’s use of the Premises. Landlord shall, as part of Landlord’s Work, separately meter the Premises for each utility service or, in the event that it is not commercially reasonable to separately meter a utility service, Landlord shall submeter the Premises for such utility service. Tenant, at its expense, shall obtain all utility services for the Premises, including making all applications therefor, obtaining meters and other related equipment, and paying all deposits and connection charges. Landlord shall not be liable for any interruption or failure of utility service to the Premises, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant’s obligations hereunder. If, however, Tenant is prevented from using the Premises for more than three (3) consecutive business days because of the unavailability of any such service and such unavailability was caused by Landlord and restoration of such service is within the reasonable control of Landlord, then Tenant shall, as its exclusive remedy be entitled to an abatement of Rent for each consecutive day (after such three consecutive business day period) that Tenant is so prevented from using the Premises. Rent shall not abate by reason of the interruption, insufficiency, unavailability or discontinuance of such service if such unavailability or discontinuance was not caused by Landlord and restoration of such service is not within the reasonable control of Landlord.

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10. Use. Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to this Lease and/or the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the common areas of the Building, other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions, including any initial tenant improvement work, made by or on behalf of a Tenant Party (which risk and responsibility shall be borne by Tenant). The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building or its contents, or for the storage of any Hazardous Materials (except as provided in Section 26 hereto), provided, however, that such matters arising in connection with Tenant’s Permitted Use of the Premises are expressly permitted regardless of whether such matters are considered disreputable, create extraordinary fire hazards, or result in an increased rate of insurance on the Building or its contents. Outside storage, including storage of trucks or other vehicles, is prohibited without Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed). If, because of a Tenant Party’s acts or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then Tenant shall pay to Landlord the amount of such increase on demand. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building, provided, however, that nuisances and interference arising in connection with Tenant’s Permitted Use of the Premises are expressly permitted regardless of whether such nuisances and interference interfere in any way with other tenants or persons having business with them. Notwithstanding the foregoing, in the event of any nuisances or interference arising in connection with Tenant’s Permitted Use of the Premises, Tenant shall, upon Landlord’s reasonable request, use commercially reasonable efforts to mitigate such nuisances or interference, provided that Tenant shall have no obligation to effect any mitigation efforts that would disrupt or otherwise disturb Tenant’s operation of its business on the Premises for the Permitted Use.

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11. Assignment and Subletting.

(a) Transfers. Except as provided in Section 11(h), Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises, (5) grant any license, concession, or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 11(h)(1) through 11(h)(3) being a “Transfer”).

(b) Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that the proposed transferee (1) is creditworthy (except with respect to a sublease), (2) will use the Premises for the Permitted Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Building effective as of the date hereof, and/or (3) is in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists.

(c) Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $500 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer.

(d) Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

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(e) Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section. The provisions of this Section 11(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f) Cancellation. Landlord may, within 30 days after submission of Tenant’s written request for Landlord’s consent to an assignment, cancel this Lease as to the portion of the Premises proposed to be assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective assignee (or to any other person) without liability to Tenant.

(g) Intentionally Deleted.

(h) Permitted Transfers. Notwithstanding Section 11(a), Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant;

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(2) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant’s obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the date hereof; or

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant’s assets if such entity’s Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, Landlord or other tenants of the Building. No later than 30 days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee, and (D) evidence of compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto, including the name and address of the Permitted Transferee and any entities and persons who own, control or direct the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section.

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12. Insurance; Waivers; Subrogation; Indemnity.

(a) Tenant’s Insurance. Effective as of the earlier of (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance in amounts of $3,000,000 per occurrence or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), insuring Tenant, Landlord, Landlord’s property management company, Landlord’s asset management company and, if requested in writing by Landlord, Landlord’s Mortgagee against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and (without implying any consent by Landlord to the installation thereof) the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (B) insurance covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord’s Mortgagee as additional loss payees as their interests may appear, (C) insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), (D) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), (E) worker’s compensation insurance, and (F) business interruption insurance in an amount reasonably acceptable to Landlord. The commercial general liability insurance to be maintained by Tenant may have a deductible of no more than $5,000 per occurrence; the property insurance to be maintained by Tenant may have a deductible of no more than $10,000 per occurrence; and, all other insurance to be maintained by Tenant shall have no deductible. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies with a Best’s rating of A+:VII or better, reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 15% of such cost.

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(b) Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Insurance Costs (defined below). The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c) No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 12 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

(d) Indemnity.

(1) Subject to Section 12(c), Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss or loss of use of, any property or inconvenience (a “Loss”) (1) occurring in or on the Project (other than within the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Party, (2) occurring in the Premises, or (3) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenant’s Off-Premises Equipment; provided, however, such indemnity shall not apply to the extent caused by the active negligence or willful misconduct of Landlord or its agents.

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(2) Subject to Section 12(c), Landlord shall defend, indemnify, and hold harmless Tenant and its representatives and agents from and against all Losses occurring in or on the Project (other than within the Premises) to the extent caused by the negligence or willful misconduct of Landlord or its agents; provided, however, such indemnity shall not apply to the extent caused by the negligence or willful misconduct of Tenant and its agents.

(3) The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

(e) Cost of Landlord’s Insurance. Tenant shall pay Tenant’s Proportionate Share of the cost of the property and liability insurance carried by Landlord from time to time with respect to the Building (including other improvements and Landlord’s personal property used in connection therewith), which may include fire and extended coverage insurance (including extended and broad form coverage risks, mudslide, land subsidence, volcanic eruption, flood, earthquake and rent loss insurance) and comprehensive general public liability insurance and excess liability insurance, in such amounts and containing such terms as Landlord deems necessary or desirable (collectively, “Insurance Costs”). During each month of the Term, Tenant shall make a monthly payment to Landlord equal to 1/12th of Tenant’s Proportionate Share of Insurance Costs that will be due and payable for that particular year. Each payment of Insurance Costs shall be due and payable at the same time as, and in the same manner as, provided above for Tenant’s Proportionate Share of Operating Costs. The initial monthly payment of Insurance Costs is based upon Landlord’s good faith estimate of Tenant’s Proportionate Share of the estimated Insurance Costs for the remainder of the first calendar year. The monthly payment of Insurance Costs is subject to increase or decrease as determined by Landlord to reflect accurately Tenant’s Proportionate Share of estimated Insurance Costs. If, following Landlord’s receipt of the bill for the insurance premiums for a calendar year, Landlord determines that Tenant’s total payments of Insurance Costs are less than Tenant’s Proportionate Share of actual Insurance Costs, Tenant shall pay to Landlord the difference upon demand; if Tenant’s total payments of Insurance Costs are more than Tenant’s Proportionate Share of actual Insurance Costs, Landlord shall retain such excess and credit it to Tenant’s future payments of Insurance Costs (unless such adjustment is at the end of the Term, in which event Landlord shall refund such excess to Tenant). Notwithstanding anything contained herein to the contrary, at any time during the Term, Tenant shall have the right to audit or otherwise review Landlord’s records with respect to the actual Insurance Costs for each year, in accordance with the terms of Section 4(b)(4).

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13. Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a) Subordination. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”) so long as the holder of the Mortgage or Primary Lease agrees not to disturb Tenant’s use and enjoyment of the Premises provided that Tenant is not in default of its obligations under this Lease beyond any applicable cure period. Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. Provided the requirements set forth above are satisfied, the provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease. Landlord shall deliver to Tenant a subordination, non-disturbance, and attornment agreement(s) from its Landlord Mortgagee(s) in a form reasonably acceptable to Tenant within five (5) business days following the date Landlord enters into a Mortgage.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee the same opportunity to perform Landlord’s obligations hereunder.

(d) Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); provided, however, that such shall not be deemed to permit the repetition or continuation of any such act or omission (or the continuation of a condition from a past act or omission) not otherwise permitted under the Lease; (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Project. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

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14. Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are applicable to all tenants of the Project, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party, but such rules and regulations shall be uniformly applied.

15. Condemnation.

(a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b) Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c) Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 15(b).

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(d) Temporary Taking. If all or any portion of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent and all other amounts required hereunder. If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant’s sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion of such award which (1) compensates Tenant for its loss of use of the Premises within the Term and (2) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section.

(e) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

16. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within 90 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b) Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord in good faith estimates that the damage caused thereby cannot be repaired within 270 days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(c) Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as reasonably estimated by Landlord, and such damage occurs during the last two years of the Term, (3) regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord’s insurance policies or Landlord makes a good faith determination that restoring the Building would be uneconomical, or (4) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

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(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

(e) Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused such damage, in which case, Tenant shall pay Rent in excess of the amount of any proceeds actually received by Landlord in connection with any policy of rent loss insurance maintained by Landlord.

17. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

18. Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Payment Default. Tenant’s failure to pay Rent within five business days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions;

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(b) Intentionally Deleted;

(c) Estoppel. Tenant fails to provide any estoppel certificate after Landlord’s written request therefor pursuant to Section 26(f) and such failure shall continue for five days after Landlord’s second written notice thereof to Tenant;

(d) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 12(a) within fifteen (15) days after Landlord has delivered written notice to Tenant, provided, notwithstanding the foregoing or anything to the contrary in this Lease, the foregoing cure period shall not apply with respect to Landlord’s right to exercise its right of self-help as set forth in Section 19 (c) below;

(e) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d);

(f) Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof (or if Tenant does not within said period commence and diligently proceed to cure such default); and

(g) Insolvency The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section, any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

19. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 20(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates” minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted.

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(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 20(a), and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all reasonable costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section, Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall mitigate its damages and shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. So long as Landlord has complied with its obligations hereunder, Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section. If Landlord elects to proceed under this Section, it may at any time elect to terminate this Lease under Section 19(a).

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any reasonable expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, reasonable collection costs and legal expenses), plus interest thereon at the Default Rate.

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20. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting) applicable to the balance of the then current Term, (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

21. Landlord’s Lien. Landlord waives any statutory landlord’s lien, now or hereafter enacted, on Tenant’s property situated in, or upon, or used in connection with the Premises or the Project.

22. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage not caused by Tenant, as to which Sections 15 and 16 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, if Landlord requests such removal (but not otherwise), Tenant shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant’s Off-Premises Equipment) as Landlord may request, including, without limitation, if Landlord requests such removal and restoration (but not otherwise); however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section shall survive the end of the Term.

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23. Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to 150% of the Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

24. Certain Rights Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights:

(a) Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which shall be written notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building. Landlord may not enter Tenant’s secured areas except in the case of emergency or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with reasonable prior notice of the specific date and time of such Landlord inspection. As a condition to entry, Landlord shall comply with all procedures established by Tenant to maintain the germ-free and sanitary condition of any secured areas and Landlord’s representatives entering the Premises shall sign the confidentiality agreement that Tenant requires of visitors to the Premises. In addition, Tenant shall have the right and option to cause a Tenant-authorized representative to be present during any such entry by Landlord, its agents, employees and representatives.

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(b) Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours to the extent reasonably related to Tenant’s Permitted Use of the Premises and its business operations.

(c) Prospective Purchasers and Lenders. To enter the Premises at reasonable hours after notice to show the Premises to prospective purchasers or lenders; provided, that as a condition to entry Landlord and any prospective purchasers or lenders shall comply with all procedures established by Tenant to maintain the germ-free and sanitary condition of any areas within the Premises designated by Tenant to Landlord as secured areas (“Secured Areas”) and shall sign the confidentiality agreement that Tenant requires of visitors to the Premises.

(d) Prospective Tenants. At reasonable hours after notice during the last six months of the Term, to enter the Premises at all reasonable hours after notice to show the Premises to prospective tenants; provided, that as a condition to entry Landlord and any prospective tenant shall comply with all procedures established by Tenant to maintain the germ-free and sanitary condition of any Secured Areas and shall sign the confidentiality agreement that Tenant requires of visitors to the Premises.

25. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

(b) Default by Landlord. Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord (except in cases of emergency in which case Landlord’s obligations hereunder shall be performed as soon as reasonably practicable) and to the holder of any mortgage or deed of trust covering the Premises whose name and address shall have been previously furnished to Tenant in writing specifying what obligation Landlord has failed to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days is required for performance then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default. In addition to the above, if Landlord fails to cure such Landlord default within the Landlord cure period, or fails to commence to cure within the Landlord cure period and thereafter diligently pursue the same to completion, as applicable, Tenant may, but shall have no obligation to do so, perform the same for the account of Landlord. Landlord shall, within thirty (30) days of demand therefor, at Landlord’s election, either (i) credit against Tenant’s obligation to pay Basic Rent the documented, out-of-pocket costs reasonably incurred by Tenant in curing such Landlord default, or (ii) reimburse Tenant the documented, out-of-pocket costs reasonably incurred by Tenant in curing such Landlord default together with interest thereon at the Default Rate from the date demanded by Tenant.

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(c) Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Project and the rents and profits therefrom, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. The provisions of this Section shall survive any expiration or termination of this Lease.

(d) Force Majeure. Other than for a party’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(e) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than CBRE, Attn: Barbara Johnson(representing Tenant), whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

(f) Estoppel Certificates. From time to time, each party shall furnish to any party designated by the other party, within ten days after a request therefor, a certificate signed by the party confirming and containing such factual certifications and representations as to this Lease as the requesting party may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit F. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, Landlord’s Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (3) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (5) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts.

LEASE AGREEMENT – Page 27

(g) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service, or (4) sent by email transmission during normal business hours. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). If sent by email, notice shall be deemed delivered upon transmission, and the party sending the notice also must send, unless such requirement is waived in a return email from the receiving party, a confirmation copy of the notice by one of the other foregoing methods set forth above within three (3) business days after the send date of the email, but the lack of delivery of such other notice does not negate the email notice. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(h) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(i) Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by Landlord or Tenant, as applicable, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord or Tenant to insist upon the performance by Tenant or Landlord in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(j) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(k) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(l) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

LEASE AGREEMENT – Page 28

(m) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(n) Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(o) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(p) Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

(q) Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

(r) Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(s) Financial Reports. Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. If Tenant is not a publicly traded corporation, Tenant will discuss its financial statements with Landlord. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building, but only after any such Landlord’s Mortgagee or prospective mortgagee executes a confidentiality agreement in form reasonably requested by Tenant, (2) in litigation between Landlord and Tenant, and/or (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 25(r) more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs and is continuing.

LEASE AGREEMENT – Page 29

(t) Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s actual, reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs, which amount shall not exceed $2,500 per request without Tenant prior written approval. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

(u) Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Tenant’s current provider of Telecommunications Services is deemed approved by Landlord. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(v) Confidentiality. Each party acknowledges that the terms and conditions of this Lease are to remain confidential, and may not be disclosed by the receiving party to anyone, by any manner or means, directly or indirectly, without the disclosing party’s prior written consent; however, the receiving party may disclose the terms and conditions of this Lease if required by Law or court order or to its attorneys, accountants, employees and existing or prospective financial partners provided the same are advised by the receiving party of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). The receiving party shall be liable for any disclosures made in violation of this Section by the receiving party or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by the receiving party. The consent by the disclosing party to any disclosures shall not be deemed to be a waiver on the part of the disclosing party of any prohibition against any future disclosure.

LEASE AGREEMENT – Page 30

(w) Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(x) Security Service. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Building, Landlord is not providing any security services with respect to the Premises or Tenant’s Off-Premises Equipment and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any area where Tenant’s Off-Premises Equipment is located or any other breach of security with respect to the Premises or Tenant’s Off-Premises Equipment.

(y) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A - Outline of Premises

Exhibit B - Description of the Land

Exhibit C - Building Rules and Regulations

Exhibit D - Work Letter

Exhibit E - Form of Confirmation of Commencement Date Letter

Exhibit F - Form of Tenant Estoppel Certificate

Exhibit G – Tenant’s Permitted Use

(z) Prohibited Persons and Transactions. Each party represents and warrants to other party that the representing party is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

LEASE AGREEMENT – Page 31

26. Environmental Requirements.

(a) Prohibition against Hazardous Materials. Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Premises or in the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Premises or the Project in violation of Environmental Requirements. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises or in the Project, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.

(b) Environmental Requirements. The term “Environmental Requirements” means all Laws regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project or the environment including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including nuisance or trespass, and any other requirements of Section 14 and Exhibit C of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises or the Project by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(c) Removal of Hazardous Materials. Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by a Tenant Party onto or from the Premises or the Project, in a manner and to a level that complies with all Environmental Requirements and does not limit any future uses of the Premises or the Project or require the recording of any deed restriction or notice regarding the Premises or the Project. Tenant shall perform such work at any time during the period of this Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period reasonably specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within thirty (30) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises or the Project without the written approval of the Landlord.

LEASE AGREEMENT – Page 32

(d) Tenant’s Indemnity. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including diminution in value of the Premises or the Project and loss of rental income from the Project), liabilities (INCLUDING ANY STRICT LIABILITY), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including actual attorneys’ fees, consultant fees or expert fees and including removal or management of any asbestos brought into the Premises or the Project or disturbed in breach of the requirements of this Section, regardless of whether such removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Section 26 by a Tenant Party regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Section shall survive any expiration or termination of this Lease.

(e) Inspections and Tests. Subject to Section 24(a) above, Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 26, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Tenant shall, within five days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises or the Project.

(f) Tenant’s Financial Assurance in the Event of a Breach. In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 26 that is not cured within 30 days following written notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Section 27 are in addition to and not in lieu of any other provision in this Lease. Tenant’s obligations under this Section 27 shall also apply to the areas where Tenant’s Off-Premises Equipment is located.

LEASE AGREEMENT – Page 33

27. Parking. Tenant shall have the right to designate up to ___ parking stalls immediately adjacent its Premises in a location approved by Landlord as exclusive parking. Except as provided above, Tenant shall have the non-exclusive right, in common with other tenants of the Building to use such parking spaces associated with the Building as are allocated to Tenant by Landlord. Landlord shall use its reasonable discretion in allocating parking spaces to the tenants of the Building, taking into consideration all factors Landlord deems relevant, including the density and type (e.g., office or industrial) of use conducted by the tenants of the Building in their respective premises. Landlord reserves the right to initiate steps to control the parking utilization through gates, access cards, hang-tags or other means as appropriate. Parking spaces will be available to Tenant without charge during the Term. Landlord shall not be responsible for enforcing Tenant’s parking rights against third parties.

28. Counterparts. This Lease may be executed in one or more identical counterparts, and as so executed by all parties hereto shall constitute a single instrument for purposes of the effectiveness of this Lease. The words “execution”, “signed”, “signature” and words of like import in this Lease shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) or an electronic signature executed through DocuSign or similar electronic format. The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

LEASE AGREEMENT – Page 34

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	___________________________, a ______________________________

By:
Name:
Title:

TENANT:	POLARITYTE MD, INC., a Nevada corporation

By:
Name:
Title:

LEASE AGREEMENT – Page 35

EXHIBIT A

OUTLINE OF PREMISES

SHIPPING
WAREHOUSE
PRODUCTION
OFFICES
PRODUCTION
WAREHOUSE
BUILDING 2
SEE BELOW
PRODUCTION
PRODUCTION
WASH BAYS
NEW
CLEAN ROOM
SEE SEPARATE DRAWINGS
SHIPPING
PRODUCTION
WASH BAYS
PRODUCTION
MAIN FLOOR - BUILDING 2
SEE ABOVE FOR CONNECTION
TO BUILDING 1
NORTH

Fred C. Cox,
Architect

SALT LAKE CITY, UTAH

SCALE: 1" = 20'-0"

A11

EXHIBIT A, Outline of Premises - Page A-1

EXHIBIT B

DESCRIPTION OF THE LAND

A parcel of land being a part of Lot 6 of CENTENNIAL INDUSTRIAL PARK, PHASE IV SUBDIVISION, located in Section 18, Township 1 South, Range 1 West, Salt Lake Base and Meridian, the official plat thereof was recorded June 8, 1979 as Entry No. 3291285 in Book 79-6 at Page 216 in the office of the Salt Lake County Recorder. Said parcel of land being more particularly described as follows:

Beginning at the Southwest corner of said Lot 6; and running thence North 00°07’23” West a distance of 1044.56 feet along the Westerly boundary of said Lot 6; thence North 89°52’37” East a distance of 370.00 feet; thence South 00°07’23” East a distance of 957.31 feet along the Easterly boundary of said Lot 6 to a point of curve; thence Southwesterly 41.89 feet on the arc of a curve to the right with a radius of 30.00 feet, a central angle of 80°00’00” and a chord which bears South 39°52’37” West a distance of 38.57 feet to a point of tangency; thence South 79°52’37” West a distance of 244.74 feet along the Southerly boundary of said Lot 6 to a point of curve; thence Southwesterly 105.31 feet on the arc of a curve to the right with a radius of 1820.00 feet, a central angle 3°18’56” and a chord which bears South 81°32’05” West a distance of 105.31 feet to the point of beginning.

EXHIBIT B, Description of the Land - Page B-1

EXHIBIT C

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking areas associated therewith, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, loading dock areas and associated overhead doors, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2. Plumbing (including outside drains and sump pumps), fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building visible from the exterior of the Premises without the prior written consent of Landlord. All of Tenant’s signage located on the Project on the date of the Lease are accepted and consented to by Landlord. Except as consented to in writing by Landlord or in accordance with Tenant’s building standard improvements, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors, or windows which might appear unsightly from outside the Premises.

4. Tenant, at its expense, shall be responsible for providing all door locks in the Premises and shall provide to Landlord, at Tenant’s expense, contemporaneously with the installation of such devices, a master key, card keys, access codes or other means to allow Landlord immediate access to all areas within the Premises. Landlord may not enter Tenant’s Secured Areas except in the case of emergency or in the event of a Landlord inspection, in which case Landlord shall provide Tenant with reasonable prior notice of the specific date and time of such Landlord inspection. In addition, Tenant shall have the right and option to cause a Tenant-authorized representative to be present during any such entry by Landlord, its agents, employees and representatives. As a condition to entry, Landlord shall comply with all procedures established by Tenant to maintain the germ-free and sanitary condition of any Secured Areas and Landlord’s representatives entering the Premises shall sign the confidentiality agreement that Tenant requires of visitors to the Premises.

5. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

EXHIBIT C, Building Rules and Regulations - Page C-1

6. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant’s leased premises, provided, however, that Tenant may keep birds or animals on the Premises that are intended to be used by Tenant in connection with its Permitted Use of the Premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

7. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them, provided, however, that odors arising in connection with Tenant’s Permitted Use of the Premises are expressly permitted regardless of whether such odors interfere in any way with other tenants or persons having business with them. Tenant shall not introduce, disturb or release asbestos or PCB’s into or from the Premises.

8. Tenant shall not keep in the Building any flammable or explosive fluid or substance in violation of applicable laws. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises without the prior written consent of Landlord. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose in violation of applicable laws is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building in violation of applicable laws.

9. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

10. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like. Nothing herein shall be deemed to limit Tenant’s Permitted Use.

11. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

12. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building not located within the Premises unless accompanied by Landlord or the Building manager.

13. Tenant shall not permit storage outside the Premises or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

14. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises.

15. Tenant shall not park or operate any semi-trucks or semi-trailers in the parking areas associated with the Building.

16. Tenant will not permit any Tenant Party to bring onto the Project any handgun, firearm or other weapons of any kind, illegal drugs or, unless expressly permitted by Landlord in writing, alcoholic beverages.

17. Tenant shall not permit its employees, invitees or guests to smoke in the Premises or the lobbies, passages, corridors, elevators, vending rooms, rest rooms, stairways or any other area shared in common with other tenants in the Building, or permit its employees, invitees, or guests to loiter at the Building entrances for the purposes of smoking. Landlord may, but shall not be required to, designate an area for smoking outside the Building.

EXHIBIT C, Building Rules and Regulations - Page C-2

EXHIBIT D

WORK LETTER

LANDLORD AND TENANT IMPROVEMENT WORK LETTER

THIS LANDLORD AND TENANT IMPROVEMENT WORK LETTER (“Work Letter”) is hereby made and entered by and between ____________________, LLC, a _______ limited liability company (“Landlord”), and POLARITYTE MD, INC., a Nevada corporation (“Tenant”), pertaining to the Premises. Except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Work Letter, and capitalized terms used without being defined in this Work Letter shall have the meanings given them in the Lease.

The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant with respect to the design and construction of all alterations, additions and improvements that Landlord and Tenant may deem necessary or appropriate to prepare the Premises for occupancy by Tenant under the Lease. Such alterations, additions and improvements to the Building, excluding the Tenant Improvement Work, that are required to demise the Building so that it conforms to the Space Plans (defined below) is referred to as the “Landlord’s Work.” Alterations, additions and improvements to the Premises, including the demolition, relocation, or construction of clean rooms and excluding the Landlord’s Work and any other Tenant personal property or other property of the Tenant not affixed to the Premises, are referred to in this Work Letter as the “Tenant Improvements,” and the work of constructing the Tenant Improvements is referred to as the “Tenant Improvement Work.”

Landlord and Tenant agree as follows:

1. Initial Work by Landlord. The Landlord’s Work includes the following:

(a) Landlord, at its sole cost and expense, shall demise the Building including, but not limited to, the installation of walls, installation of walls around and Tenant access to the ATS for the Generator that currently serves the Building to establish a common area around the ATS accessible by Tenant, separation of Building mechanical and electrical systems, using new, commercial grade materials, and in accordance with: (i) the “Scope of Work” to be mutually determined by Landlord and Tenant immediately following the execution of the Lease, and (ii) the Approved Plans (as hereinafter defined), in a good, workmanlike and lien-free manner, and in accordance with all applicable local, state, and federal health and building codes, regulations, laws and permits. The dates for performance of Landlord’s Work shall be set forth on the “Landlord’s Work Schedule” mutually determined by Landlord and Tenant immediately following the execution of the Lease.

(b) On or before the date set forth in Landlord’s Work Schedule Landlord shall submit the proposed plans and specifications to Tenant for Landlord’s Work for Tenant’s approval, which plans and specifications shall be prepared by an architect or civil engineer duly licensed in the state of Utah, shall be based upon and shall incorporate Tenant’s Space Plan, and provide for Tenant’s occupancy and use of the Premises while the Landlord’s Work is being performed. The proposed plans and specifications shall be referred to as the “Approved Plans” upon Landlord’s receipt of Tenant’s approval of same.

EXHIBIT D, Work Letter - Page D-1

(c) Landlord will submit all applications, plans and documents required for all necessary and appropriate permits and approvals for Landlord’s Work on or before the date set forth in Landlord’s Work Schedule and shall diligently pursue receipt of all necessary and appropriate governmental permits and approvals.

(d) Landlord will commence Landlord’s Work on or before the date set forth in Landlord’s Work Schedule. Landlord agrees to deliver weekly photographs evidencing progress of Landlord’s Work according to the established timeline in Landlord’s Work Schedule.

(e) Landlord will construct Landlord’s Work in accordance with the Approved Plans and all applicable local, state, and federal health and building codes, regulations, laws and permits and use commercially reasonable efforts to meet all milestone dates set forth on Landlord’s Work Schedule.

(f) Landlord shall give Tenant at least fifteen (15) days’ prior, written notice of the date on which Landlord will Substantially Complete Landlord’s Work.

(g) Tenant shall have the right, during the progress of Landlord’s Work, to inspect Landlord’s Work provided that such inspection shall not interfere with Landlord’s Work. Landlord’s Work Schedule shall specify the time when Tenant may begin Tenant’s Work. Acknowledging that Landlord and Tenant will be working in the Premises simultaneously, both parties shall coordinate schedules and work crews to achieve a cooperative work environment.

(h) Landlord warrants all of Landlord’s Work against latent and patent defects for one (1) year after the Commencement Date, notwithstanding any maintenance obligations of Tenant in Section 8(b) of the Lease.

(i) Tenant does not assume any liability, and shall not be responsible, for any acts or omissions of Landlord’s contractor, sub-contractor(s) and associated contractor personnel (collectively, “Landlord’s GC”). Landlord agrees to, at its expense, defend, indemnify and hold Tenant harmless from and against any and all claims, suits, actions, causes of action, proceedings, demands, damages, losses, liabilities settlements, judgments, costs and expenses (including reasonable attorneys’ fees) of any kind or nature whatsoever, arising out of or resulting from the negligence or willful misconduct of Landlord’s GC. This indemnification shall be one of first defense and payment and not of surety or reimbursement, and shall survive the expiration or termination of this Agreement.

(j) Notwithstanding anything to the contrary herein, the milestones and other deadlines for completion of Landlord’s Work set forth in the Landlord’s Work Schedule or otherwise provided for herein shall be extended to the extent Landlord’s Work is delayed by the actions or omissions of Tenant or any Tenant Party.

Landlord’s Work shall be deemed complete when Substantially Completed. Landlords’ Work shall be deemed substantially completed (“Substantially Completed” or “Substantial Completion”) when it is substantially completed except for any minor or insubstantial detail of construction, the non-performance of which do not materially interfere with Tenant’s ability to complete the Tenant Improvements (the “Punchlist Items”). Substantial Completion shall be deemed to have occurred notwithstanding a requirement to complete Punchlist Items.

EXHIBIT D, Work Letter - Page D-2

2. General.

2.1 Tenant is solely responsible for designing the Tenant Improvements and performing the Tenant Improvement Work (subject to Landlord’s rights of review and approval set forth in this Work Letter).

2.2 Landlord’s sole interest in reviewing and approving the Construction Drawings (as hereinafter defined) is to protect the Building and Landlord’s interests, and no such review or approval by Landlord shall be deemed to create any liability of any kind on the part of Landlord, or constitute a representation on the part of Landlord or any person consulted by Landlord in connection with such review and approval that the Space Plans or Final Working Drawings are correct or accurate, or are in compliance with any applicable Laws.

2.3 Any default by Tenant under this Work Letter shall, after notice and a reasonable opportunity to cure as set forth in the Lease, constitute a default under the Lease. If an Event of Default occurs under the Lease or a default occurs under this Work Letter at any time on or before the Date of Substantial Completion, then in addition to all other rights and remedies granted to Landlord under the Lease, Landlord shall have the right to withhold payment of all or any portion of the Construction Allowance and/or Landlord may cause Tenant’s Contractor to cease construction of the Tenant Improvements and all other obligations of Landlord under this Work Letter shall be suspended until such time as the default is cured. Tenant shall pay to Landlord, as Additional Rent, all amounts due under the terms of this Work Letter within thirty (30) days following delivery of Landlord’s invoice therefor, which invoices shall be rendered monthly or at such other intervals as Landlord shall determine.

2.4 If the Building and/or the Premises is damaged by fire or other casualty by Tenant prior to the Commencement Date, the Commencement Date shall be deemed to have occurred as of the date of the casualty, and the rights and obligations of the parties shall be governed by Section 16 of the Lease.

2.5 The “Date of Substantial Completion” and “Substantial Completion” of Tenant’s Improvements shall mean the date on which the Tenant Improvements are substantially complete, except for finishing details, decorative items, minor omissions, mechanical adjustments, and similar items of the type customarily found in an architectural punchlist, and Tenant may legally occupy the Premises.

3. Design and Approval of the Tenant Improvements.

3.1 Selection of Tenant’s Architect; Construction Drawings.

(a) Tenant shall retain an architect/space planner (“Tenant’s Architect”) to prepare the Construction Drawings. Tenant’s Architect shall be subject to the written approval of Landlord, which approval will not be unreasonably withheld or delayed. Tenant shall retain engineering consultants approved by Landlord (the “Engineers”), which approval shall not be unreasonably withheld or delayed, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety and sprinkler work, if any, in the Premises in connection with the Tenant Improvements. The plans and drawings to be prepared by Tenant’s Architect and the Engineers hereunder shall be known, collectively, as the “Construction Drawings.”

EXHIBIT D, Work Letter - Page D-3

(b) All Construction Drawings shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld or delayed. If available, Landlord shall supply Tenant with a set of drawings of the Building which Tenant may use in connection with the preparation of the Construction Drawings, but Tenant agrees that Landlord shall have no liability for the completeness or accuracy thereof, and Tenant’s Architect shall be responsible for performing all necessary field measurements and confirming the completeness and accuracy of such drawings, as well as the physical limitations of Building systems.

3.2 Space Plans. Prior to drafting any Construction Drawings, Tenant shall furnish Landlord with Tenant’s final space plans for the Premises (“Space Plans”). The Space Plans shall show locations of all proposed improvements, including partitions, cabinetry, equipment and fixtures, shall identify materials and finishes by location, and shall specify the location of any proposed structural floor penetrations or reinforcements, the location and extent of floor loading in excess of Building capacity, if any, any special HVAC requirements, the location and description of any special plumbing requirements, and any special electrical requirements. In addition, the Space Plans shall show telephone and telecommunications facilities, and computer and electronic data facilities. Tenant shall deliver initial drafts of the Space Plans for Landlord’s approval within ten (10) days following the date Landlord submits its proposed plans and specifications for Landlord’s Work to Tenant pursuant to Section 1(b), above. Landlord shall approve or disapprove the Space Plans by written notice given to Tenant within ten (10) business days after receipt of the Space Plans. Landlord shall not unreasonably withhold its approval of the Space Plans, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its approval of the Space Plans if, in Landlord’s good faith judgment, the proposed improvements depicted on the Space Plans: (a) do not comply with applicable Laws; (b) are not consistent with the quality and character of the Building; (c) are likely to adversely affect Building systems, the structure of the Building or the safety of the Building and/or its occupants; (d) might impair Landlord’s ability to furnish services to Tenant or other tenants in the Building; (e) would increase the cost of operating the Building; (f) contain or use Hazardous Substances in violation of applicable law; (g) would adversely affect the appearance of the Building or the marketability of the Premises to subsequent tenants; (h) might adversely affect another tenant’s premises or such other tenant’s use and enjoyment of such premises; (i) are prohibited by any ground lease affecting the Building, any private restrictions or any mortgage, trust deed or other instrument encumbering the Building; (j) are likely to be substantially delayed because of availability or shortage of labor or materials necessary to perform such work or the difficulties or unusual nature of such work; or (k) are not, at a minimum, in accordance with Landlord’s building standards. Landlord may withhold its approval of the Space Plans if any one or more of the foregoing situations exist; provided, however, that the foregoing reasons shall not be the only reasons for which Landlord may withhold its approval, whether such other reasons are similar or dissimilar to the foregoing. If Landlord disapproves the Space Plans, Landlord shall return the Space Plans to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Space Plans by written notice given to Tenant within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Space Plans.

EXHIBIT D, Work Letter - Page D-4

3.3 Final Working Drawings. Within thirty (30) days following Landlord’s approval of the Space Plans, Tenant shall cause Tenant’s Architect and the Engineers to prepare and submit for Landlord’s approval complete and detailed construction plans and specifications, including a fully coordinated set of architectural, structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler working drawings for the Tenant Improvement Work, in a form which is sufficiently complete to permit subcontractors to bid on the work (the “Final Working Drawings”). Tenant shall furnish Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall approve or disapprove the Final Working Drawings by giving written notice to Tenant within ten (10) business days after receipt thereof. Landlord shall not unreasonably withhold or delay its approval of the Final Working Drawings, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Final Working Drawings for any of the reasons specified in Section 3.2 above, or if in Landlord’s good faith judgment, the Final Working Drawings are inconsistent with, or do not conform to, the Space Plans. If Landlord disapproves the Final Working Drawings, Landlord shall return the Final Working Drawings to Tenant with a statement of Landlord’s reasons for disapproval and/or specifying any required corrections or revisions. Landlord shall approve or disapprove of any such revisions to the Final Working Drawings within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Final Working Drawings (as so approved, the “Approved Working Drawings”).

4. Construction of Tenant Improvements.

4.1 Contracts with Tenant’s Contractor and Subcontractors.

(a) Tenant shall retain a licensed general contractor as the contractor for the construction of the Tenant Improvements (“Tenant’s Contractor”). Tenant’s Contractor must be experienced in the performance of work comparable to the work of the Tenant Improvements in buildings comparable to the Building, and shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed. Interior Construction Specialists is pre-approved as Tenant’s Contractor. Landlord reserves the right to require that any work to be performed on the life-safety, electrical, plumbing, heating, ventilation, air-conditioning, fire-protection, telecommunications or other Systems serving the Premises (whether such Systems are located within or outside the Premises) be performed by subcontractors specified by Landlord, provided such reserved right of Landlord shall not apply to the extent that (i) such specified contractors do not charge commercially reasonable rates or (ii) such specified contractors are not required to perform such work in order to preserve any warranty then in effect with respect to such Systems.

EXHIBIT D, Work Letter - Page D-5

(b) Tenant shall furnish Landlord with true and correct copies of all construction contracts between Tenant and Tenant’s Contractor relating to the Tenant Improvement Work, provided that Landlord’s review of such contracts shall not relieve Tenant from its obligations under this Work Letter, nor shall such review be deemed to constitute Landlord’s representation that such contracts comply with the requirements of this Work Letter. All such contracts shall expressly provide that (i) the work to be performed thereunder shall be subject to the terms and conditions of this Work Letter, and (ii) the Tenant Improvement Work (or in the case of a subcontractor, the portion thereof performed by such subcontractor), including all equipment installed as part of the Tenant Improvement Work, shall be warranted in writing to Tenant and Landlord to be free from any defects in workmanship and materials for a period of not less than one (1) year from the Date of Substantial Completion; provided, however, no such warranty shall be required with respect to the demolition, relocation, or construction of clean rooms. Tenant agrees to give to Landlord any assignment or other assurances which may be necessary to permit Landlord to directly enforce such warranties (such warranties shall include, without additional charge, the repair of any portion of the Building or common area which may be damaged as a result of the removal or replacement of the defective Tenant Improvements).

4.2 Permits. Tenant shall obtain all building permits and other permits, authorizations and approvals which may be required in connection with, or to satisfy all Laws applicable to, the construction of the Tenant Improvements in accordance with the Approved Working Drawings (the “Permits”); provided, that Tenant is not required to obtain Permits that would be duplicative of permits obtained by Landlord for the Landlord’s Work. Tenant agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any Permits or the certificate of occupancy for the Premises, and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord will cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permit or certificate of occupancy. Any amendments or revisions to the Approved Working Drawings that may be necessary to obtain any such Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations, shall be prepared by Tenant’s Architect, at Tenant’s expense (provided that to the extent funds are available, such expense may be reimbursed from the Construction Allowance), and submitted to Landlord for Landlord’s review and approval as a Change Order under Section 6 below, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord disapproves of such amendments or revisions, Landlord shall return the same to Tenant with a statement of Landlord’s reasons for disapproval, or specifying any required corrections. This procedure shall be repeated until Landlord approves the amendments or revisions and all Permits have been obtained for the Approved Working Drawings, as so amended. Tenant acknowledges and agrees that Tenant, at Tenant’s expense (subject to application of the Construction Allowance, to the extent available), is responsible for performing all accessibility and other work required to be performed in connection with the Tenant Improvement Work, including, but not limited to, any “path of travel” or other work outside the Premises; provided, however, that Landlord may elect upon written notice to Tenant, to perform any such work in the common area or elsewhere outside the Premises, at Tenant’s expense.

EXHIBIT D, Work Letter - Page D-6

4.3 Commencement of Work. At least ten (10) days prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Premises, whichever is earlier, Tenant shall submit to Landlord a notice specifying the date Tenant will commence construction of the Tenant Improvements, the estimated Date of Substantial Completion, and the construction schedule provided by Tenant’s Contractor. In addition, prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Building, whichever is earlier, Tenant shall submit to Landlord the following: (a) all Permits required to commence construction of the Tenant Improvements; (b) a copy of the executed construction contract with Tenant’s Contractor, in the form previously approved by Landlord (not to be unreasonably withheld, conditioned or delayed), together with a detailed breakdown, by trade, of the estimated final costs to be incurred, or which have theretofore been incurred, in connection with the design and construction of the Tenant Improvements, which costs of construction form a basis for the amount of the construction contract; and (c) true and correct copies of all policies of insurance, or original certificates thereof executed by an authorized agent of the insurer or insurers, together with any endorsements referred to in Section 4.5 below, confirming to Landlord’s reasonable satisfaction compliance with the insurance requirements of this Work Letter.

4.4 Performance of Work. All work performed by Tenant’s Contractor shall: (a) conform to the Approved Working Drawings; (b) comply with all applicable Laws (including building codes), all applicable standards of the American Insurance Association and the National Electrical Code, and all building material manufacturer’s specifications; (c) comply with all rules and regulations from time to time reasonably adopted by Landlord to govern construction in or about the Building, including the Construction Rules and Regulations; (d) shall be performed in a good and professional manner, consistent with industry standards applicable to similar buildings in the Salt Lake City metropolitan area; and (e) be performed at such times and in such manner so as not to unreasonably interfere with the occupancy of any other tenant of the Building, the performance of any other work within the Building, or with Landlord’s maintenance or operation of the Building. At all reasonable times during construction of the Tenant Improvements, Landlord and Landlord’s employees and agents shall have the right to enter the Premises to inspect the Tenant Improvement Work, and to require the correction of any faulty work or any material deviation from the Approved Working Drawings. Tenant shall not close-up any Tenant Improvement Work affecting the life safety, telecommunications, heating, ventilation and air conditioning, plumbing, electrical or other Systems in the Premises until the same have been inspected and approved by Landlord’s agents, such inspection and approval not to be unreasonably delayed. No inspection or approval by Landlord of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any applicable Laws, and Tenant shall be fully responsible and liable therefor. Tenant shall reimburse Landlord for the cost of any repairs, corrections or restoration which must be made, in Landlord’s good faith judgment, to the Premises or any other portion of the Building, if caused by the failure of Tenant’s Contractor or any other of Tenant’s agents, contractors or subcontractors (collectively, “Tenant’s Agents”) to comply with the Approved Working Drawings.

EXHIBIT D, Work Letter - Page D-7

4.5 Insurance. At all times during the construction of the Tenant Improvements (and in the case of Products and Completed Operations Coverage, for 5 years following Date of Substantial Completion), in addition to the insurance required to be maintained by Tenant under the Lease, Tenant shall require all of Tenant’s Agents to maintain (a) Commercial General Liability Insurance with limits of not less than $2,000,000 for bodily injury and property damage, including personal injury and death, and Contractor’s Protective Liability, and Products and Completed Operations Coverage in an amount not less than $1,000,000 per incident; (b) Automobile Liability Insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto”, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (c) Worker’s Compensation with statutory limits and Employer’s Liability Insurance with limits of not less than $500,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee. In addition, Tenant shall carry “Builder’s Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, including such extended coverage endorsements as may be reasonably required by Landlord. Tenant’s liability insurance shall be written on an “occurrence” basis and shall name Landlord, the Holder of any superior lease, superior mortgage and Landlord’s designated agents as additional insureds (by endorsement reasonably acceptable to Landlord). The “Builder’s Risk” insurance shall name Landlord and such other parties as Landlord may specify as the loss payee(s) with respect to all proceeds received therefrom. All of the insurance required to be carried by Tenant hereunder shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord, shall provide that Landlord shall receive thirty (30) days’ written notice from the insurer prior to any cancellation or change of coverage, and shall be placed with companies which are rated A-:XIII or better in Best’s Key Rating Guide and licensed to business in the State of Utah. Tenant’s compliance with the provisions of this Section shall in no way limit Tenant’s liability under any of the other provisions of the Lease.

4.6 Liens. Tenant shall keep the Premises and the Building free from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to remove any such lien, then Section 8(d) of Lease shall apply. Promptly following completion of construction, Tenant shall provide Landlord a copy of a final unconditional lien release from Tenant’s Contractor and each of Tenant’s Agents who performed work or supplied materials for the Tenant Improvements. Upon completion of construction, Tenant shall promptly record a Notice of Completion in accordance with Utah law and provide a copy thereof to Landlord.

5. Responsibility for Design and Construction Costs.

5.1 Construction Allowance. Landlord will contribute to the costs of performing the Tenant Improvement Work, as depicted on the Approved Working Drawings, to the extent of the lesser of (a) Two Hundred Thousand Dollars ($200,000.00) or (b) the actual cost for such work (the “Construction Allowance”). Tenant shall pay all costs in excess of the Construction Allowance for the design and construction of the Tenant Improvements. Except as otherwise specified in this Work Letter, the Construction Allowance may be applied only to the payment or reimbursement of: (i) architectural fees and costs, (ii) the cost of obtaining Permits and other similar approvals; (iii) the cost of demolishing, relocating, or constructing Tenant’s clean rooms located on the Project as of the date of the Lease or included in the Space Plan, and (iv) documented costs of labor and materials incorporated into the Tenant Improvements (excluding all costs of furnishings, fixtures, equipment, signage and other personal property, including switches, servers, routers and similar data and telecommunications cabling and equipment).

EXHIBIT D, Work Letter - Page D-8

5.2 Disbursement of Construction Allowance. Provided that (a) this Lease is then in full force and effect, (b) Tenant is not then in default of any of its obligations under the Lease beyond any applicable notice or cure period, including, without limitation, Tenant’s obligations under this Work Letter to perform Tenant Improvement Work in accordance with the Approved Working Drawings and all applicable Laws, (c) Tenant has satisfactorily completed the Tenant Improvement Work and submitted to Landlord (if applicable and available) (i) two (2) full sets of blue line “as-built” drawings, together with a CAD disk showing the Tenant Improvements (updated by Tenant’s Architect as necessary to reflect all changes made to the Approved Working Drawings during the course of construction), (ii) a written statement from Tenant’s Architect that the work described on any such invoices has been completed in accordance with the Approved Working Drawings, (iii) properly executed statutory form unconditional mechanics’ lien releases from all of Tenant’s Agents, (iv) copies of all Permits, licenses, certificates and other governmental authorizations and approvals necessary in connection with, and indicating final approval of, the Tenant Improvement Work, (v) a statement of total design and construction fees and costs, and (vi) any other documents reasonably required by Landlord’s lender, and (d) Tenant has commenced business operations at the Premises, then Landlord shall pay the full amount of the Construction Allowance payable to Tenant hereunder within thirty (30) days following the full satisfaction of Tenant’s obligations set forth in parts (a), (b), (c) and (d) of this sentence. Tenant shall use commercially efforts to submit the documents described in clause (c) above to Landlord within thirty (30) days following completion of the Tenant Improvement Work. If Tenant fails to submit the foregoing documentation to Landlord within twelve (12) months after completion of the Tenant Improvement Work, Landlord shall have no further obligation to pay the Construction Allowance to Tenant, and Tenant shall be deemed to have waived any rights to receive the same.

6. Change Orders. Landlord will not unreasonably withhold its approval of (a) any request by Tenant, or by Tenant’s Contractor with Tenant’s approval, to amend or change the Approved Working Drawings, or (b) any change or amendment to the Approved Working Drawings that may be necessary to obtain any Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations (any of the foregoing, a “Change Order”), provided such Change Order does not diminish the quality of construction of the Tenant Improvements. Without limiting the generality of the foregoing, however, Tenant acknowledges that it shall not be unreasonable for Landlord to withhold consent to any Change Order if any of the circumstances listed in clauses 3.2(a) through 3.2(k) of this Work Letter apply. No material changes or modifications to the Approved Working Drawings shall be made unless by written Change Order signed by Landlord and Tenant. Tenant shall pay all costs attributable to Change Orders, including costs incurred by Landlord in reviewing proposed Change Orders (provided that to the extent funds are available, such costs may be paid or reimbursed from the Construction Allowance).

7. Ownership of Tenant Improvements. The Tenant Improvements shall be deemed, effective upon installation, to be a part of the Premises and the Building and shall be deemed to be the property of Landlord (subject to Tenant’s right to use the same during the Term of the Lease), and shall be surrendered at the expiration or earlier termination of the Term, unless Landlord shall have conditioned its approval of the Space Plans, Final Working Drawings or any Change Order on Tenant’s agreement to remove any items thereof, in which event, prior to the expiration or termination of the Term, the specified items shall be removed at Tenant’s expense, any damage caused by such removal shall be repaired, and the Premises shall be restored to their condition existing prior to the installation of the items in question, normal wear and tear excepted. The removal, repair and restoration described above shall be performed by Tenant.

EXHIBIT D, Work Letter - Page D-9

EXHIBIT E

CONFIRMATION OF COMMENCEMENT DATE

______________, 20__

______________________________

______________________________

______________________________

Re:	Lease Agreement (the “Lease”) dated _____________, 20__, between _____________________, LLC, a _______________ limited liability company (“Landlord”), and POLARITYTE MD, INC., a Nevada corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects, subject to latent defects and except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), and except for such latent defects and Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. Commencement Date. The Commencement Date of the Lease is __________, 2021.

3. Expiration Date. The Term is scheduled to expire on the last day of the 64th full calendar month of the Term, which date is ______________, 20__.

4. Contact Person. Tenant’s contact person in the Premises is:

1960 South 4250 West

Salt Lake City, Utah 84104

Attention: ____________________

Telephone: ____- ___-_____

Telecopy: ____- ___-_____

5. Ratification. All provisions, terms, conditions and agreements set forth in the Lease are reaffirmed, ratified, confirmed and approved in their entirety and shall remain in full force and effect. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) to Tenant’s knowledge, Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. This letter shall be governed by the laws of the state in which the Premises are located.

EXHIBIT E, Confirmation of Commencement Date - Page E-1

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

________________________________, a
___________________________________

By:
Name:
Title:

Agreed and accepted:

______________________________,
a, _____________________________

By:
Name:
Title:

EXHIBIT E, Confirmation of Commencement Date - Page E-2

EXHIBIT A to CONFIRMATION OF COMMENCEMENT DATE

PUNCHLIST ITEMS

Please insert any punchlist items that remain to be performed by Landlord. If no items are listed below by Tenant, none shall be deemed to exist.

EXHIBIT E, Confirmation of Commencement Date - Page E-3

EXHIBIT F

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between __________, LLC, a __________ limited liability company (“Landlord”), and the undersigned as Tenant, for the Premises in the industrial building located at 1960 South 4250 West Salt Lake City, Utah 84104, and hereby certifies as follows:

1. The Lease consists of the original Lease Agreement dated as of __________, 2021, between Tenant and Landlord’s predecessor-in-interest and the following amendments or modifications thereto (if none, please state “none”): __________

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3. The Term commenced on __________, 20__ and the Term expires, excluding any renewal options, on __________, 20__, and Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4. Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”): __________

5. All monthly installments of Basic Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through __________. The current monthly installment of Basic Rent is $__________.

6. To Tenant’s Knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder. For purposes of this Estoppel Certificate, the term “Tenant’s Knowledge” shall mean Tenant’s actual knowledge without any independent investigation and without constructive or imputed knowledge.

7. As of the date hereof, to Tenant’s Knowledge, there are (a) no existing defenses or offsets or claims or any basis for a claim, that the undersigned has against Landlord, and (b) no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8. No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

EXHIBIT F, Form of Tenant Estoppel Certificate - Page F-1

9. If Tenant is a corporation, partnership or other business entity, Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and each individual executing this Estoppel Certificate on behalf of Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

10. There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11. Other than in compliance with all applicable laws and in connection with the permitted use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

12. Tenant is not itself, and is not directly or indirectly owned, controlled or supported by, a “Specially Designated National” or otherwise designated as a blocked person under any regulation of the Office of Foreign Assets Control, U.S. Department of Treasury (see: www.ustreas.gov/offices/enforcement/OFAC).

13. All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned, subject to latent defects, and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full. Notwithstanding the foregoing, Tenant makes no representation or assertion that Landlord’s improvements or repairs were performed in compliance with all applicable laws.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord’s Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property. Notwithstanding the foregoing, Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser may not rely on any statements in this Estoppel Certificate known by them to be untrue. In the event of any inconsistencies between this Estoppel Certificate and the Lease, the terms of the Lease will control.

Executed as of __________, 20__.

TENANT:	_____________________________________, a _______________

By:
Name:
Title:

EXHIBIT F, Form of Tenant Estoppel Certificate - Page F-2

EXHIBIT G

Tenant’s Permitted Use

General Corporate Office Uses:

●	Business office space(s) throughout the Premises will be used for general daily corporate operations.

●	Receipt, storage, use, placement, integration and disposal of such items, materials, equipment related to conducting ordinary corporate operations.

Biomedical Research and Development Laboratories and Clinical Laboratories Uses:

●	Research and development of therapeutics, biologics, devices and cell tissue-based materials.

●	Receipt, storage, use, placement, integration and disposal of such items, materials, equipment related to conducting research on therapeutics, biologics, devices and cell/tissue-based materials, including the housing and testing of birds or animals.

●	Laboratory operations and processing on or off-site for medical testing and/or diagnostic efforts and precision fabrication of therapeutics, biologics, devices and cell tissue-based materials.

Biomedical Materials Manufacturing Uses:

●	Receive, recover, store, screen, test, package, process, label, and distribute products related to therapeutics, biologics, devices and cell/tissue-based materials.

●	Contract manufacturing services related lo therapeutics, biologics, devices and cell tissue-based materials.

Warehousing and Distribution Center Uses:

●	Storage of inventories related to manufacturing and distribution operations, including use of relevant storage systems and machinery to conduct such operations accordingly.

●	Maintain an inventory of materials, supplies, and goods related to the production of therapeutics, biologics, devices and cell/tissue-based materials as well as that research and development required to develop such materials and/or products.

●	Distribute such supplies and goods from inventory to external entities.

Preclinical Research and Development Center and Associated Vivarium Vies:

●	Receive, store, house, maintain, support, and conduct research and development related to appropriate animal species in compliance with applicable regulations and laws.

●	Receipt, storage, housing, use, placement, integration and disposal of such items, materials, birds or animals, or equipment related to conducting such forms of pre-clinical research and vivarium-related operations.

EXHIBIT G, Tenant’s Permitted Use - Page G-1